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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SIZMEK INC.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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October 13, 2014

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Sizmek Inc. (the "Company"), which will be held at the Four Seasons Hotel Austin, 98 San Jacinto Blvd, Austin, TX 78701, on November 11, 2014 at 10:00 a.m. local time.

        Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

        It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy by phone, via the Internet, or by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope at your earliest convenience.

        On behalf of the Board of Directors, I would like to express our appreciation of your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Sean N. Markowitz Corporate Secretary

SIZMEK INC.
401 Park Avenue South, 5th Floor
New York, NY 10016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held November 11, 2014

        The Annual Meeting of Stockholders (the "Annual Meeting") of Sizmek Inc. (the "Company") will be held at the Four Seasons Hotel Austin, 98 San Jacinto Blvd, Austin, TX 78701, on Tuesday, November 11, 2014 at 10:00 a.m. local time for the following purposes:

  1.
  To elect seven directors to serve for a one-year term;

  2.
  To conduct an advisory vote on the Company's executive compensation;

  3.
  To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation;

  4.
  To ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company's independent registered public accountants for 2014; and

  5.
  To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

        The foregoing are more fully described in the accompanying Proxy Statement. Only stockholders of record at the close of business on September 24, 2014, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment(s) or postponement(s) thereof. A list of such stockholders will be available at the Annual Meeting and at least ten days prior to the Annual Meeting during normal business hours at the Company's office located at 401 Park Avenue South, 5th Floor, New York, NY 10016 for examination by any stockholder.

        Whether or not you plan to attend the Annual Meeting, please promptly give your proxy by telephone, via the Internet, or by completing, signing and dating the enclosed proxy card and returning it to the Company in the enclosed addressed and stamped envelope. You may revoke the proxy at any time before the proxy is exercised by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy or by attending the Annual Meeting, withdrawing the proxy and voting in person.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on November 11, 2014. Our Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

By Order of the Board of Directors,

Sean N. Markowitz Corporate Secretary

SIZMEK INC.
401 Park Avenue South
5th Floor
New York, NY 10016
(212) 402-8700

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 11, 2014

        These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Sizmek Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders of the Company to be held at the Four Seasons Hotel Austin, 98 San Jacinto Blvd, Austin, TX 78701, on Tuesday, November 11, 2014 at 10:00 a.m. local time and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). Shares represented by proxies given by telephone, via the Internet or by proxy card in the form enclosed will be voted at the Annual Meeting if the proxy is properly given to the Company before the Annual Meeting and not revoked. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by timely executing and delivering, by mail, Internet, telephone or in person a subsequently dated proxy or by attending the Annual Meeting, withdrawing the proxy and voting in person. Your attendance at the Annual Meeting will not constitute automatic revocation of the proxy. These proxy materials are first being furnished to stockholders on or about October 13, 2014.

PURPOSE OF MEETING

        At the Annual Meeting, stockholders will be asked to consider a proposal to elect seven directors to serve for one-year terms expiring at the Company's 2015 annual meeting, a proposal regarding an advisory vote on the Company's executive compensation, a proposal regarding an advisory vote on the frequency of holding future advisory votes on executive compensation, and a proposal regarding the ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company's independent registered public accountants for 2014. The Board of Directors recommends that stockholders vote "FOR" the nominees for director, "FOR" the advisory approval of the Company's executive compensation, for "EVERY YEAR" as the frequency of holding future advisory votes on executive compensation; and "FOR" the ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company's independent registered public accountants for 2014.

 VOTING RIGHTS AND SOLICITATION OF PROXIES

        The Company's common stock, $0.001 par value, is the only type of security whose holders are entitled to vote at the Annual Meeting. On September 24, 2014, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 30,398,505 shares of common stock outstanding. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder on the record date.

Quorum Required

        The Company's Bylaws provide that the holders of a majority of the common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

        Proposal One: Directors are elected by a plurality of the affirmative votes cast by holders of those shares present in person or represented by proxy at the Annual Meeting. The nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total.

        Proposal Two: Advisory approval of the Company's executive compensation requires the affirmative vote of a majority of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes). Abstentions and broker non-votes will not be treated as voting on the matter and thus, will not affect the outcome of the voting on the proposal.

        Proposal Three: In the case of the proposal to determine the frequency of holding future advisory votes on executive compensation, the frequency that receives the affirmative vote of holders of a majority of votes cast affirmatively or negatively (excluding abstentions and broker non-votes) will be deemed the frequency selected by stockholders. However, in the event that no frequency receives a majority of votes cast, the Board of Directors will consider the frequency that receives the most votes.

        Proposal Four: Ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company's independent registered public accountants for 2014 requires the affirmative vote of a majority of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes). Abstentions and broker non-votes will not be treated as voting on the matter and thus, will not affect the outcome of the voting on the proposal.

        Other Matters: The Company's Bylaws and the listing rules of the NASDAQ Stock Market require the affirmative vote of a majority of the votes cast at the Annual Meeting for approval of any other matters properly brought before the Annual Meeting.

Proxies

        Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return your proxy by mail, telephone or via the Internet. Proxies are being solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted "FOR" the nominees for director, "FOR" the advisory approval of the Company's executive compensation, for "EVERY YEAR" as the frequency of holding future advisory votes on executive compensation, and "FOR" the ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company's independent registered public accountants for 2014 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering written notice of revocation to the

Secretary of the Company, by delivering, by mail, Internet, telephone or in person, a subsequently dated proxy or by attending the Annual Meeting, withdrawing the proxy and voting in person. Your attendance at the Annual Meeting will not constitute automatic revocation of the proxy. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

        The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders.

        Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, facsimile or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services.

        In addition to solicitations by use of the mail, proxies and voting instructions may be solicited by directors, officers and employees of the Company in person, by telephone or other means of communications.

        Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

PROPOSAL ONE: ELECTION OF DIRECTORS

        The Company currently has seven directors. Commencing with this first annual meeting of stockholders, directors will be elected annually at each annual meeting of stockholders of the Company. The persons whose names are listed below have been recommended by the Nominating & Governance Committee and nominated for election as director by the Board of Directors. A nominee, if elected, will serve until the annual meeting in 2015 or until his or her successor has been elected and qualified.

        The following table sets forth information with respect to those persons who serve on Sizmek's Board of Directors, and is followed by biographies of each such director. Messrs. Ginsburg, Gutierrez, Harris, Klein, Moore, Nguyen and Recht serve on Sizmek's Board of Directors. Pursuant to the agreement with Alex Meruelo Living Trust, Meruelo Investment Partners and certain of their affiliates, who together with their affiliates beneficially own approximately 13.2% of our common stock, we agreed to appoint Mr. Gutierrez to our Board of Directors (and to re-nominate him to our Board of Directors at this Annual Meeting). In addition, we agreed to appoint a director from a slate of three candidates proposed by Meruelo Investment Partners and two proposed by us (and to re-nominate the seventh director to our Board of Directors at this Annual Meeting). We determined to approve Mr. Recht as the seventh director from such slate of potential candidates after conferring with Meruelo Investment Partners.

        Meruelo Investment Partners and certain of its affiliates agreed to support all of the candidates nominated to Sizmek's Board of Directors at this Annual Meeting, and agreed not to initiate a proxy contest or participate in any attempt to take control of Sizmek until at least the first quarter of 2015, if ever. Should Meruelo Investment Partners and certain of its affiliates reduce their beneficial ownership of our common stock to less than 8.5% of our outstanding shares, Mr. Gutierrez has agreed to resign from the Board of Directors of Sizmek.

        The Board of Directors' nominees for election as directors for a one-year term expiring at the Company's 2015 annual meeting are as follows:

Name	Age	Title(s)
Scott K. Ginsburg	62	Director
Xavier A. Gutierrez(2)	41	Director
John R. Harris(3)	65	Director and Chairman of the Board of Directors
Adam Klein(1)(3)	63	Director
Cecil H. Moore Jr.(1)	75	Director
Neil H. Nguyen	40	Chief Executive Officer and President and Director
Stephen E. Recht(1)(2)	62	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee

(3)
Member of the Nominating & Governance Committee

        Scott K. Ginsburg currently serves as a Director of Sizmek. Mr. Ginsburg joined Sizmek's predecessor company, Digital Generation, Inc. ("DG"), in December 1998 as Chairman of the Board of Directors and assumed the additional role of Chief Executive Officer in November 2003. In 2012, Mr. Ginsburg assumed the new role of Executive Chairman and held that position until the spin-off of Sizmek from DG in February 2014. From 1971 until 1975, Mr. Ginsburg worked in the U.S. Congress for two Iowa Congressmen. From 1975 until 1981, Mr. Ginsburg worked as Staff Director and later as Staff Director and General Counsel of the U.S. Senate Labor's Subcommittee on Employment, Poverty and Migratory Labor. He also worked for the U.S. Senate Subcommittee on Social Security and Medicare. In the early 1980s, Mr. Ginsburg turned to private industry and, in 1983, founded radio broadcasting concern Statewide Broadcasting. In 1987, Mr. Ginsburg co-founded H & G Communications. In 1988, Mr. Ginsburg established Evergreen Media Corporation, and took the company public in 1993. He served as Chairman of the Board and Chief Executive Officer at Evergreen. In 1997, Evergreen Media Corporation merged with Chancellor Broadcasting to form Chancellor Media Corporation, which became AMFM, Inc. Mr. Ginsburg served as Chancellor's Chief Executive Officer and was also a director. From 1987 until 1998, the radio group headed by Mr. Ginsburg moved from the 25th ranked radio group to the top billing radio group in the United States. Separately, Mr. Ginsburg founded the Boardwalk Auto Group ("Boardwalk") in Dallas in 1998. Between 1998 and 2005, Porsche, Audi, Volkswagen, Ferrari, Maserati and Lamborghini were put into the dealership group. In 2009, Boardwalk acquired the Ferrari and Maserati dealership in San Francisco. In 2012, Boardwalk sold its Audi, Porsche, and three Volkswagen stores in the Dallas area. Mr. Ginsburg earned a B.A. from George Washington University in 1974 and a J.D. from Georgetown University Law Center in 1978.

        Mr. Ginsburg's qualifications to serve on our Board of Directors include:

  •
  service as the Chairman of the Board of Directors and Chief Executive Officer of DG, Chancellor Media Corporation, AMFM, Inc. and Evergreen Media providing the Board of Directors a broad perspective of someone with an understanding of all facets of a global media enterprise, including direct responsibility for strategic planning and operations and corporate governance items;

  •
  extensive knowledge of and experience in the advertising and media industry and its participants, as well as a deep understanding of operations in political and regulatory environments;

  •
  vast expertise in corporate strategy development, mergers and acquisitions proficiency, and organizational acumen;

  •
  valuable financial expertise, including extensive experience with capital market transactions and both equity and debt capital raises;

  •
  experience leading and directing large media businesses, informing his judgment and risk assessment as a Board of Directors member; and

  •
  background as an attorney, and his previous role in government and as founder and sole-proprietor of several auto dealerships, providing a unique perspective to the Board of Directors.

        Xavier A. Gutierrez currently serves as a Director of Sizmek and the Chair of our Compensation Committee. Mr. Gutierrez joined Sizmek's Board of Directors in connection with the spin-off of Sizmek from DG. Mr. Gutierrez serves as President and Chief Investment Officer of Meruelo Investment Partners, and as Chief Investment Officer of Meruelo Group. Meruelo Group is a privately-held, diversified management company founded in 1986 by U.S. Latino business executive Alex Meruelo. Meruelo Group has expertise and experience in a wide range of industries including: Banking & Financial Services; Construction; Hospitality & Gaming; Television & Media; Restaurant & Food Services; Real Estate; Public Equity; and Private Equity. As Chief Investment Officer, Mr. Gutierrez oversees investments and acquisitions, and is responsible for deal origination, underwriting, execution, and capital sourcing across the Meruelo Group platform. He also helps lead the strategic management of the Meruelo Group's twenty-five affiliated companies across ten primary industries. Meruelo Investment Partners is the investment affiliate of Meruelo Group, executing both a public equity investment strategy and a private equity investment strategy. Prior to joining Meruelo Group in December 2010, Mr. Gutierrez was Principal & Managing Director with Phoenix Realty Group, a national real estate private equity firm managing approximately $1 billion in institutional capital from many of America's leading public pension funds, banks and insurance companies, from August 2003 until November 2010. In addition, Mr. Gutierrez has held positions with the law firm of Latham & Watkins working with private equity and venture capital funds, worked as a financial analyst with the investment bank Lehman Brothers, and worked as a financial analyst in the League Office of the National Football League in a 15+ year career focused on investment management, finance, business development, law, and the institutional capital markets. Mr. Gutierrez currently serves on a number of corporate and non-profit boards. He currently serves, since July 2014, on the Board of Directors of Commercial Bank of California, a full-service business-focused community bank based in Southern California. Mr. Gutierrez also serves on the Board of Directors of the United States Hispanic Chamber of Commerce. In addition, he serves on the Advisory Board for Artemis Real Estate Partners, a women-owned private equity real estate investment manager. Previously, Mr. Gutierrez served on the Board of Regents of Loyola Marymount University (Los Angeles, CA), the Board of the Harvard Club of Southern California, the Stanford Law School Board of Visitors, the Young Alumni Committee of the Harvard Alumni Association, the Executive Committee for the Los Angeles District Council of the Urban Land Institute (ULI), Co-Chair of New Programs for the Pension Real Estate Association (PREA), the Advisory Board for the Ross Program in Real Estate at the USC Lusk Center for Real Estate, the Board of the East Los Angeles Community Corporation (ELACC), and member of the Construction Services Committee for the City of Los Angeles. Mr. Gutierrez received his Juris Doctorate from Stanford Law School and his Bachelor of Arts in Government cum laude from Harvard University.

        Mr. Gutierrez's qualifications to serve on our Board of Directors include:

  •
  possesses valuable financial expertise, including extensive experience with capital markets transactions and acquisitions;

  •
  extensive knowledge and experience of over 15 years in investment and strategic management across multiple industries;

  •
  experience in several areas of business including business development, law, finance and investment management provides additional focus and insight to the Board of Directors; and

  •
  day to day leadership, as current President and Chief Investment Officer of Meruelo Investment Partners and as Chief Investment Officer of Meruelo Group, provides him with significant knowledge of operational and management issues.

        John R. Harris currently serves as Chairman of the Board of Directors of Sizmek and as a member of our Nominating & Governance Committee. Mr. Harris served as a member of the Board of Directors of DG from November 2010 until the spin-off of Sizmek from DG in February 2014 and previously served as the Chair of the Compensation Committee for DG. Since January 2013, Mr. Harris has been an operating partner with Glendon Todd Capital. From January 2011 through December 2012, Mr. Harris was CEO of the Glendon Todd Portfolio Company Chemical Information Services, an information service company serving the chemical and pharmaceutical industry. Mr. Harris served as President and CEO of eTelecare Global Solutions, Inc., a technology based services company listed on NASDAQ, from 2006 through its acquisition in 2009. Previously, Mr. Harris served as President and Chief Executive Officer of Seven Worldwide, a technology based services company, from 2003 until its acquisition in 2005, as President and Chief Executive Officer of Delinea Corporation, a technology based services company, from 2002 to 2003, and as President and Chief Executive Officer of Exolink Corporation, a technology company, from 2001 to 2002. From 1973 to 1999, Mr. Harris held a variety of positions, including group vice president and corporate officer, with Electronic Data Systems Corporation, or EDS, a provider of IT services (now a part of Hewlett-Packard, a New York Stock Exchange ("NYSE") listed company). Mr. Harris holds a B.B.A. and a M.B.A. from the University of West Georgia. Mr. Harris is currently chairman of the board of directors of Working Solutions, a private company, and a director of Premier Global Services, a NYSE listed company, and The Hackett Group, a NYSE listed company. Mr. Harris also previously served as a director of StarTek, a NYSE listed company, inVentiv Health, a NASDAQ listed company and Banctec (privately held).

        Mr. Harris's qualifications to serve on our Board of Directors include:

  •
  extensive experience having served on public company boards as chairman and member of Audit, Compensation and Governance board committees, resulting in familiarity with corporate governance and board functions;

  •
  extensive experience as a Chief Executive Officer of several rapidly growing technology companies, including leading a billion dollar business unit focused on the communications, media and entertainment industries, and in depth management experience that will help the Board of Directors address the challenges the Company faces due to constant changes in IT capabilities and communications;

  •
  extensive experience with companies operating internationally; and

  •
  even temperament and ability to communicate and encourage discussion, together with his experience as an independent director of other publicly-traded company boards on which he serves.

        Adam Klein currently serves as a Director of Sizmek, a member of our Audit Committee and the Chair of our Nominating & Governance Committee. Dr. Klein joined Sizmek's Board of Directors in connection with the spin-off of Sizmek from DG. Dr. Klein was a consultant on strategic planning for the CEO of DG and members of its executive team in 2013. Dr. Klein has been the CEO of Media Leader LLC, a leadership and innovation consulting company based in New York, since he founded the company in January 2007, as well as the CEO of Abaculi Media Inc. since December 2013. From August 2009 until March 2013, Dr. Klein served as President and CEO of eMusic Inc., a leading online music provider. Since 2009, Dr. Klein has served as an Adjunct Professor at the Graduate School of Journalism at Columbia University. From 2003 until 2008, Dr. Klein served in both management and consulting roles at several technology companies. From 2001 to 2003, he served as lead partner in the Media Practice of Booz Allen Hamilton, a leading management and technology consulting firm, and from 1996 to 2000 he served as an Executive Vice President of the Hasbro Corporation, an international toy and board game company. Dr. Klein attended University of Witwatersrand as an undergraduate in South Africa and holds an MBA and DBA from Harvard Business School.

        Dr. Klein's qualifications to serve on our Board of Directors include:

  •
  seasoned executive with more than 20 years of innovative strategic management experience, specializing in changes in digital media and technology;

  •
  possesses valuable practical leadership, strategic consulting and academic experience;

  •
  previous experience serving on private company boards, resulting in significant understanding of corporate and board functions; and

  •
  day to day leadership, as president of numerous technology companies, provides him with valuable knowledge of operations and business challenges.

        Cecil H. Moore Jr. currently serves as a Director of Sizmek and the Chair of our Audit Committee. Mr. Moore served as a member of the Board of Directors of DG from June 2011 until the spin-off of Sizmek from DG in February 2014 and served as the Chair of the Audit Committee for DG. Mr. Moore has served as a director, since 2003, of each of Kronos Worldwide, Inc. and NL Industries, Inc., both of which are listed on the NYSE. Mr. Moore is a member of the Audit Committee for each of those two companies, serving as Chairman of the Audit Committee of Kronos Worldwide, Inc. In addition, Mr. Moore is the Audit Committee Financial Expert for all of these boards. From 2003 to 2009, Mr. Moore served as a director and Chairman of the Audit Committee of Perot Systems, Inc. until it was acquired by Dell, Inc. in late 2009. In 2000, Mr. Moore retired from KPMG LLP after a 37-year career where he served in various capacities with the public accounting firm. During the last 10 years of his career, Mr. Moore was the Managing Partner of the Dallas/Fort Worth business unit, served as Southwest/Dallas Area Managing Partner, was elected to KPMG's U. S. Board of Directors and served on the firm's Management Committee. Prior to that time, Mr. Moore was partner-in-charge of the Dallas office audit practice for 12 years. During his career at KPMG, Mr. Moore worked with some of the largest public and private companies in Dallas, as an international liaison partner for numerous countries in the Middle East and India, and traveled extensively to those and other countries on client and KPMG business. Mr. Moore also served on numerous not-for-profit boards, including North Texas Commission, Circle Ten Boy Scouts of America, Dallas Opera, Dallas Citizens Council, United Way, and Dallas Chapter of Texas Society of CPAs. Mr. Moore has received numerous awards, including the Henry Cohen Humanitarian award and the Boy Scouts' Silver Beaver award. Earlier in his career, Mr. Moore co-authored a major oil and gas accounting book, and served on SEC and FASB Task Forces for oil and gas accounting. Currently, Mr. Moore is a frequent speaker and panel participant on board and audit committee matters for the "Big 4" accounting firms and various law firms. Mr. Moore holds a B.B.A. and a Bachelor of Accountancy from Baylor University.

        Mr. Moore's qualifications to serve on our Board of Directors include:

  •
  extensive experience serving on public company boards and membership on board committees, resulting in familiarity with corporate and board functions;

  •
  extensive experience with public and financial accounting matters for complex business organizations;

  •
  financial expertise that will bring valuable experience to the Board of Directors and assist the Company with its global expansion and operational improvement initiatives; and

  •
  even temperament and ability to communicate and encourage discussion, together with his experience as an independent director of other publicly-traded company boards on which he serves.

        Neil H. Nguyen currently serves as Sizmek's Chief Executive Officer and President, and as a Director. Mr. Nguyen joined DG as Executive Vice President of Sales and Operations in March 2005. In 2009 he was promoted to President and Chief Operating Officer and in December 2009 he was appointed as a member of the DG Board of Directors. In January 2012, Mr. Nguyen was promoted to Chief Executive Officer and President. Prior to joining DG, from 1998 to 2002 Mr. Nguyen served as President of Point.360's MultiMedia Group, and from 2003-2005 served in various senior management roles at FastChannel Network including Executive Vice President, Strategic Planning and Vice President Global Sales and Business Development. Mr. Nguyen received a B.S. from California State University, Northridge.

        Mr. Nguyen's qualifications to serve on our Board of Directors include:

  •
  broad sales and marketing experience with various media companies, as well as executive leadership and management experience;

  •
  extensive knowledge of and experience in the advertising and media industry and its participants, as well as a deep understanding of operations in the advertising industry; and

  •
  day to day leadership as Chief Executive Officer and President of DG, providing him with intimate knowledge of Sizmek's operations.

        Stephen E. Recht currently serves as a Director of Sizmek and a member of our Audit and Compensation Committees. Mr. Recht joined Sizmek's Board of Directors in connection with the spin-off of Sizmek from DG. He is also Chief Financial Officer at Aconex, Ltd. Mr. Recht has over 30 years of diverse operating and finance experience as a Chief Executive Officer, Chief Operating Officer and Chief Financial Officer for venture-backed private and public companies. He has held senior financial and operations roles at noteworthy private and public companies, including Shutterfly and NetGravity Corporation. Previously, Mr. Recht was Chief Financial Officer at Shutterfly, where he guided that company's initial public offering in 2006. At NetGravity, Mr. Recht held a range of financial responsibilities, including two successful capital raisings. He was also closely involved in the $525 million merger with DoubleClick in 1999. Mr. Recht holds an M.B.A. degree from The Wharton School of the University of Pennsylvania and an A.B. degree in Economics from Stanford University.

        Mr. Recht's qualifications to serve on our Board of Directors include:

  •
  extensive diverse operating and finance experience as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer for venture-backed private and public companies;

  •
  previous experience in senior financial and operations roles at private and public companies, helping to guide those companies through various transactions;

  •
  financial expertise that is valuable to the Board of Directors and will assist the Company with its global expansion and operational improvement initiatives; and

  •
  ability to communicate and encourage discussion in the boardroom.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR THE BOARD OF DIRECTORS.

Executive Officers

        The following table sets forth information regarding the individuals who serve as Sizmek's executive officers, followed by biographies of each such executive officer (except Mr. Nguyen, whose biography is provided above).

Name	Age	Title(s)
Neil H. Nguyen	40	Chief Executive Officer and President and Director
Kenneth J. Saunders	53	Chief Financial Officer
Andy Ellenthal	44	Executive Vice President—Global Sales
Sean N. Markowitz	40	General Counsel and Corporate Secretary

        Kenneth J. Saunders currently serves as Sizmek's Chief Financial Officer. Mr. Saunders was appointed Chief Financial Officer of the Company in October 2014. Mr. Saunders has extensive international finance experience in both public and private markets. Mr. Saunders has served as a partner of Black Dragon Capital since March 2013 and previously served as Chief Financial Officer of two of Black Dragon's portfolio companies. Prior to joining Black Dragon, Mr. Saunders served as Chief Financial Officer of BeyondTrust Software, an IT security solutions company, from September 2010 to March 2013. Before that, he served as Chief Financial Officer of three NASDAQ-listed companies, including Bazaarvoice, Open Solutions, Inc. and Peregrine Software, Inc., and one NYSE-listed company, Fair Isaac Corporation. He began his career at Arthur Andersen & Co. Mr. Saunders is a Certified Public Accountant and holds a B.S. in Accounting and Finance from Widener University.

        Andy Ellenthal currently serves as Sizmek's Executive Vice President—Global Sales. Mr. Ellenthal will be leaving Sizmek in December 2014. Mr. Ellenthal joined DG in April 2012 as Executive Vice President—Sales and Operations. Prior to joining DG, he served as Chief Executive Officer of Peer39, Inc., from April 2010 until Peer39, Inc. was acquired by DG in April 2012. From July 2008 to April 2010, Mr. Ellenthal was the founding Chief Executive Officer of quadrantONE, a joint online advertising venture of major media companies including The New York Times, Gannett, Hearst, and The Tribune. Before joining quadrantONE, Mr. Ellenthal was with Visible World from December 2007 to August 2008, an innovative technology company that enables dynamic ad creation for TV advertising. From January 2004 to December 2007, Mr. Ellenthal served as Senior Vice President—Global Sales at Pointroll. Mr. Ellenthal held a number of sales management roles at Doubleclick, from 1999 to late 2003, where he was Vice President of Advertisers' Solutions after serving as National Sales Director and Regional Sales Manager. Mr. Ellenthal holds a degree in History from Trinity University in San Antonio, TX.

        Sean N. Markowitz currently serves as Sizmek's General Counsel and Corporate Secretary. Mr. Markowitz joined DG as General Counsel and Corporate Secretary in August 2012. Prior to joining DG, Mr. Markowitz served as Chief Legal Counsel—Commercial for Alon USA Energy, Inc., a NYSE listed refiner and marketer of petroleum products and the largest 7-Eleven licensee in the United States, from August 2010 to August 2012 and as Assistant General Counsel from December 2008 to July 2010. From January 2006 to December 2008, Mr. Markowitz served as Counsel—Corporate Acquisitions and Finance for Electronic Data Systems Corporation, a NYSE listed provider of information technology and business process outsourcing services, which was acquired by Hewlett-Packard Company in August 2008. Mr. Markowitz's earlier career experience includes service with the law firms of Fulbright & Jaworski L.L.P. (now a part of Norton Rose Fulbright), Hughes & Luce L.L.P. (now a part of K&L Gates LLP) and Andrews Kurth LLP. Mr. Markowitz earned his J.D., with honors, from The University of Texas School of Law and graduated magna cum laude with a B.S. in Economics from the Wharton School of the University of Pennsylvania.

Corporate Governance

        Sizmek is committed to conducting its business in accordance with the highest level of ethical and corporate governance standards. The Board of Directors of Sizmek expects to periodically review its corporate governance practices and take other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by stockholders. The following describes some of the actions Sizmek takes to help ensure that Sizmek's conduct earns the respect and trust of stockholders, customers, business partners and employees.

  Board Composition and Director Independence

        Sizmek's Board of Directors consists of seven members, a majority of whom satisfy the independence standards established by the applicable rules of the SEC and NASDAQ.

        Sizmek has made a determination as to the independence of each nominee for director prior to his or her nomination for election to the Board of Directors. A determination of independence means, in addition to satisfying the applicable rules of the SEC and NASDAQ, that the director (i) is not an officer or employee of Sizmek or any of our subsidiaries and (ii) does not have any direct or indirect relationship with us that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of Messrs. Gutierrez, Harris, Moore, Klein and Recht is independent from our management and is an "independent director" as defined under the rules of the SEC and NASDAQ.

  Corporate Governance Guidelines and Code of Business Conduct and Ethics

        Sizmek's Corporate Governance Guidelines, along with its Code of Business Conduct and Ethics, applies to its directors, officers and employees. Copies of Sizmek's Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on its website at www.sizmek.com by clicking first on "About Us," then on "Investor Relations," then on "Corporate Governance." Sizmek will also provide a copy of its Corporate Governance Guidelines or its Code of Business Conduct and Ethics, without charge, to any stockholder who so requests in writing to Sizmek's Corporate Secretary, Sizmek Inc., 401 Park Avenue South, 5th Floor, New York, NY 10016.

        Although our Corporate Governance Guidelines provide that a director who has achieved the age of 75 shall not stand for election for another term, the Board of Directors has carefully considered Mr. Moore's past contributions and service on the Boards and as Chair of the Audit Committees of Sizmek and DG, as well as his experience and desire to continue to serve, in determining to make an exception in Mr. Moore's case for the upcoming Annual Meeting. The Board of Directors may consider additional exceptions where appropriate in future years.

        We intend to satisfy the disclosure requirements under the Securities and Exchange Act of 1934, as amended, regarding an amendment to or waiver from a provision of our Code of Business Conduct and Ethics by posting such information on our website.

  Board of Directors Leadership Structure and Risk Oversight

        Mr. Nguyen, Sizmek's President and Chief Executive Officer, serves the Board of Directors as a management representative on the Board of Directors. Sizmek believes this is important to make information and insight directly available to the non-management directors in their deliberations. The Board of Directors has determined to separate the Chairman and Chief Executive Officer roles.

Mr. Harris, an independent director, serves as Sizmek's Chairman of the Board of Directors. See "—Board Composition and Director Independence" for additional information regarding our Board of Directors leadership structure.

        Sizmek believes that risk oversight is the responsibility of the Board of Directors as a whole but may assign certain risk oversight to one or more of its committees. The Board of Directors and/or the Committees of the Board of Directors will periodically review the processes established by management to identify and manage risks and communicate with management about these processes.

  Communication with Directors

        Stockholders and other interested persons may communicate with Sizmek's Board of Directors and the non-management directors by writing to the Board of Directors of Sizmek, care of its Corporate Secretary, Sizmek Inc., 401 Park Avenue South, 5th Floor, New York, NY 10016. The Board of Directors has delegated responsibility for initial review of stockholder communications to the Company's Corporate Secretary. In accordance with the Board of Directors' instructions, the Corporate Secretary will forward the communication to the director or directors to whom it is addressed, except for communications that are (1) advertisements or promotional communications, (2) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues or (3) clearly unrelated to our business, industry, management or Board of Directors or committee matters. In addition, the Corporate Secretary will make all communications available to each member of the Board of Directors, at the Board of Directors' next regularly scheduled meeting.

  Procedures for Approval of Related Person Transactions

        While Sizmek generally does not expect to engage in transactions with related persons, including its senior executive officers or directors, Sizmek's Board of Directors has adopted policies and procedures regarding transactions with related persons. Such transactions are subject to review and approval by the Audit Committee in accordance with Sizmek's policies and procedures. See "Certain Relationships and Related Transactions, and Director Independence—Certain Relationships and Related Transactions" below.

Committees of the Board of Directors

        Sizmek's Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Governance Committee. None of the directors who serve as members of the Audit Committee, the Compensation Committee or the Nominating & Governance Committee are employees of the Company or any of its subsidiaries.

  Audit Committee

        The Audit Committee is a separately designated audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board of Directors has determined that the composition of the Audit Committee complies with the rules of the SEC and NASDAQ. The Audit Committee meets at least quarterly and assists the Board of Directors in fulfilling its oversight responsibilities. The primary functions of the Audit Committee consist of:

  •
  selecting and engaging an independent registered public accounting firm ("independent auditors") and determining the independent auditors' compensation;

  •
  overseeing the work of the independent auditors and Sizmek's internal audit function;

  •
  approving in advance all services to be provided by, and all fees to be paid to, the independent auditors, who report directly to the Audit Committee;

  •
  reviewing with management and the independent auditors the audit plan and results of the auditing engagement; and

  •
  reviewing with management and the independent auditors the quality and adequacy of Sizmek's internal control over financial reporting.

        The Audit Committee operates under the Charter of the Audit Committee of the Board of Directors, adopted by Sizmek's Board of Directors, which describes the Audit Committee's responsibilities, authority and resources in greater detail. The Audit Committee Charter is posted on Sizmek's website at www.sizmek.com.

        The Audit Committee is composed solely of directors who are not officers or employees of the Company and who the Company believes have the requisite financial literacy to serve on the Audit Committee, have no relationship to the Company that might interfere with the exercise of their independent judgment, and meet the standards of independence for members of an audit committee under the rules of the SEC and under the rules of NASDAQ.

        Messrs. Moore (Chair), Klein and Recht are the current members of the Audit Committee. The Board of Directors, after reviewing all of the relevant facts, circumstances and attributes, has determined that Mr. Moore, the Chair of the Audit Committee, is an "audit committee financial expert" as that term is defined by the SEC.

  Compensation Committee

        The Board of Directors has determined that the composition of the Compensation Committee complies with the rules of the SEC and NASDAQ. The primary functions of the Compensation Committee consist of:

  •
  determining, or recommending to the Board of Directors for determination, the compensation of the chief executive officer and all other executive officers of the Company;

  •
  granting awards and approving payouts under Sizmek's equity plans and its annual executive incentive plan;

  •
  approving changes to Sizmek's compensation plans;

  •
  reviewing and recommending compensation for members of the Sizmek Board of Directors;

  •
  overseeing the succession planning and management development programs; and

  •
  supervising the administration of Sizmek's compensation plans.

        The Compensation Committee operates under the Compensation Committee Charter adopted by Sizmek's Board of Directors, which describes the Compensation Committee's responsibilities, authority and resources in greater detail. The Compensation Committee Charter is posted on Sizmek's website at www.sizmek.com.

        Messrs. Gutierrez (Chair) and Recht are the current members of the Compensation Committee. All current members of the Compensation Committee are "independent directors" as defined under the rules of the SEC and NASDAQ.

  Nominating & Governance Committee

        The Board of Directors has determined that the composition of the Nominating & Governance Committee complies with the rules of the SEC and NASDAQ. The primary functions of the Nominating & Governance Committee consist of:

  •
  reviewing and interviewing qualified candidates to serve on the Board of Directors;

  •
  making recommendations to the full Board of Directors for nominations to fill vacancies on the Board of Directors;

  •
  selecting the nominees for director to be elected by the Company's stockholders at each annual meeting; and

  •
  overseeing the annual self-evaluation of the Board of Directors and its Committees.

        The Nominating & Governance Committee operates under the Nominating & Governance Committee Charter, adopted by Sizmek's Board of Directors, which describes the Nominating & Governance Committee's responsibilities, authority and resources in greater detail. The Nominating & Governance Committee Charter is posted on Sizmek's website at www.sizmek.com.

        Messrs. Klein (Chair) and Harris are the current members of the Nominating & Governance Committee.

        The Nominating & Governance Committee takes into account all factors it considers appropriate in fulfilling its responsibilities to identify and recommend individuals to the Board of Directors as director nominees. Those factors may include, without limitation, the following:

  •
  personal and professional integrity, ethics, diversity and values;

  •
  experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance, compensation, and other elements relevant to the success of a publicly held company in today's business environment;

  •
  experience in the Company's industry and with relevant social policy concerns;

  •
  experience as a board member of another publicly held company;

  •
  academic expertise in an area of the Company's operations; and

  •
  practical and mature business judgment, including ability to make independent analytical inquiries.

        The Nominating & Governance Committee may use multiple sources for identifying and evaluating nominees for directors, including referrals from the Company's current directors and management as well as input from third parties, including executive search firms retained by the Nominating & Governance Committee. The Nominating & Governance Committee will obtain background information about candidates, which may include information from directors' and officers' questionnaires and background and reference checks, and will then interview qualified candidates. The Company's other directors will also have an opportunity to meet and interview qualified candidates. The Nominating & Governance Committee will then determine, based on the background information and the information obtained in the interviews, whether to recommend to the Board of Directors that a candidate be nominated to the Board of Directors.

        The Nominating & Governance Committee will consider qualified nominees recommended by stockholders, who may submit recommendations to the Nominating & Governance Committee pursuant to the process as outlined in Section 2.5 of the Company's Bylaws. To be considered by the Nominating & Governance Committee, a stockholder nomination must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected. Nominees for director who are recommended by the Company's stockholders will be evaluated in the same manner as any other nominee for director.

Attendance at Meetings of the Board of Directors and Committees

        During 2013, the Board of Directors of Sizmek (formerly known as The New Online Company) held one meeting, and the Committees of the Board of Directors did not hold any meetings, due to the fact that the Company was formed in November 2013 for the purpose of the spin-off from DG. All persons who were directors during 2013 attended the Board of Directors meeting. Beginning in 2014, the Board of Directors expects to hold at least five board meetings each year, and expects that the Audit Committee will hold at least five meetings each year, the Compensation Committee will hold at least two meetings each year, and the Nominating & Governance Committee will hold at least one meeting each year. Attendance at meetings may be either telephonic or in person.

Attendance at Annual Meetings

        The Company does not maintain a formal policy for attendance by directors at annual meetings of shareholders. Since we did not become a public company until February 7, 2014, the Company did not have an annual meeting in 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

        The members of the Board of Directors, the executive officers of Sizmek and persons who hold more than 10% of Sizmek's outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of Sizmek's common stock and their transactions in such common stock. The Company was not subject to the reporting requirements of Section 16(a) of the Exchange Act in the fiscal year 2013 so no Section 16(a) reports were filed. Based upon (i) the copies of Section 16(a) reports that Sizmek received from such persons for transactions in Sizmek 's common stock since February 7, 2014 and their common stock holdings and (ii) the written representation received from one or more of such persons that no other reports were required to be filed by them since February 7, 2014, Sizmek believes that all reporting requirements under Section 16(a) since February 7, 2014 were met in a timely manner by its officers, Board of Directors members and greater than 10% shareholders at all times since February 7, 2014.

PROPOSAL TWO: ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Company's stockholders are entitled to vote at the Annual Meeting to provide advisory approval of the compensation of the Company's Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall total compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors.

        As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company's executive compensation program is designed to attract and retain superior employees in key positions to enable our Company to succeed in the highly competitive market for talent, while simultaneously aligning actual pay to stockholder returns. We intend to provide a competitive target compensation package to our executives, tie a significant portion of pay to performance and utilize programs that align the interests of our executives with those of our stockholders. The Compensation Committee and the Board of Directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and appropriately aligned with our Company performance and the performance of our executives. We urge stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in detail how the Company's executive compensation policies and procedures operate and are intended to operate in the future.

        We are asking the Company's stockholders to indicate their support for the advisory approval of the Company's executive compensation as described in this Proxy Statement. Accordingly, we ask that our stockholders vote "FOR" the following resolution:

    "RESOLVED, that the Company's stockholders approve, on an advisory basis, the Company's executive compensation as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure."

        While this advisory vote is non-binding, the Company's Board of Directors values the opinions that stockholders express in their votes and will, as a matter of good corporate practice, take into account the outcome of the vote when considering future compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS
VOTE "FOR" THE ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE
COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

 PROPOSAL THREE: ADVISORY VOTE ON THE FREQUENCY OF HOLDING
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

        Under the Dodd-Frank Act, the Company's stockholders are entitled to vote at the Annual Meeting regarding whether future "say-on-pay" proposals, such as the one in Proposal Two above, should occur every year, every two years or every three years. Under the rules issued by the SEC, stockholders also have the option to abstain from voting on the matter.

        After careful consideration of the frequency alternatives, the Company's Board of Directors has determined that holding an advisory stockholder vote on executive compensation every year is the best approach for the Company and its stockholders because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between the Company and our stockholders regarding the compensation of the Named Executive Officers.

        In voting on this proposal, stockholders should be aware that they are not voting to approve or disapprove the Board of Directors' recommendation to hold say-on-pay votes every year. Instead, stockholders will be able to specify one of four choices for this proposal on the proxy card: "EVERY YEAR," "EVERY TWO YEARS," "EVERY THREE YEARS" or "ABSTAIN." Because this advisory vote is non-binding, the Board of Directors may decide that it is in the best interests of the Company's stockholders and the Company to hold a say-on-pay vote more or less frequently than the option approved by the Company's stockholders. However, the Board of Directors values the opinions that the Company's stockholders express in their votes and will, as a matter of good corporate practice, take into account the outcome of the vote when considering the frequency of future say-on-pay votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
STOCKHOLDERS VOTE TO HOLD FUTURE SAY-ON-PAY VOTES "EVERY YEAR."

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        Prior to the spin-off on February 7, 2014, the business conducted by Sizmek was a part of Sizmek's predecessor company, Digital Generation, Inc., DG or our Former Parent, and not an independent company and each of the NEOs (as defined below) was employed by our Former Parent or its subsidiaries. Decisions as to the compensation of the NEOs prior to the spin-off were made by our Former Parent. This Compensation Discussion and Analysis ("CD&A") discusses these historical compensation practices by our Former Parent. As a newly independent company, our Compensation Committee determines the Company's executive compensation for the period commencing February 7, 2014 and beyond. In this CD&A, we refer to the Compensation Committee of our Former Parent as the "Former Parent Compensation Committee" and the Compensation Committee of Sizmek as "our Compensation Committee."

        The information contained in this CD&A and the executive compensation disclosures below is provided for the individuals who were our named executive officers for 2013, who we refer to collectively as the "NEOs":

  •
  Neil H. Nguyen, Chief Executive Officer and President,

  •
  Craig Holmes, Former Executive Vice President and Chief Financial Officer,

  •
  Andy Ellenthal, Executive Vice President—Global Sales (Mr. Ellenthal will be leaving Sizmek in December 2014), and

  •
  Sean Markowitz, General Counsel and Corporate Secretary.

        While we are required to disclose the compensation of the NEOs and decisions made with respect to their compensation during fiscal year 2013 by our Former Parent, as Sizmek was not an independent company in 2013, the 2013 NEO disclosure reflects compensation under our Former Parent's programs pursuant to the compensation philosophy of our Former Parent and does not necessarily reflect the compensation the NEOs receive or will receive following the spin-off. However, many of our compensation programs are based on the compensation programs of our Former Parent, and the historical information concerning compensation of the NEOs gives context to our new pay practices at Sizmek.

        Where compensation decisions have been made by our Compensation Committee with respect to 2014 compensation following the spin-off, we have included a description of those decisions and compensation programs to provide a clearer picture as to the implementation of our compensation philosophy following the spin-off.

Executive Summary—Sizmek Executive Compensation Following the Spin-Off

        As a newly independent public company since the spin-off on February 7, 2014, we have had the opportunity to redesign our executive compensation objectives, policies, practices and programs for the businesses we are in and to align with the strategic mission of our Company. We are designing our compensation programs and practices to drive financial performance and senior management focus on our business strategy. Our new programs and practices are intended to reward superior corporate performance and provide long-term incentives to employees in roles critical to our future.

  Guiding Principles

        Our objective is to provide a total compensation package that is competitive and that allows for significant upside when superior performance is achieved and less than target when performance is below expectations. Significant efforts have been made by our Compensation Committee in the short time since the spin-off to align our programs to our principles.

        We have set the following guiding principles for the development and implementation of our new rewards programs and have taken specific actions in 2014 to align to these principles—which are similar to those that were in effect prior to the spin-off at our Former Parent and are described in more detail on page 20 below:

  •
  Compensation Should be Market Competitive

  •
  Compensation Should Support Our Business Strategy

  •
  Compensation Should Reward Relative to Performance

  •
  Compensation Should be Aligned with Stockholder Interests

  Executive Compensation Practices at a Glance

        While the objectives of our executive compensation program are similar to those that were in effect at our Former Parent, our Compensation Committee has adopted a number of practices and policies since the spin-off designed for a company our size and the marketplace in which we compete, all to create an executive compensation program that furthers these objectives and continues to place a significant emphasis on "at risk" compensation.

WHAT WE DO		WHAT WE DO NOT DO
✓	Pay for Performance: We link pay to performance and stockholder interests by heavily weighting total target direct compensation to the achievement of strong stock price performance and a balanced mix of performance metrics established in advance by our Compensation Committee. We believe this is essential to creating a culture of pay-for-performance	×	No "Single Trigger" Severance Payments: Other than performance RSUs (where the measurement periods end early upon a change in control), we do not have "single trigger" severance payments owing solely on account of the occurrence of a change of control event
✓
	Approximately 70% of Equity Awards in the Form of Performance Awards: Approximately 70% of long-term incentive awards granted to our full-time senior executives during 2014 are in the form of stock options, which vest on the basis of time but by their very nature are performance-based, and performance-based RSUs, which vest based solely on the company's performance over various performance periods.	×	No Tax Gross-Ups: We do not provide tax gross-ups for "excess parachute payments"
✓
	Target Pay at the Median Level: We generally target all components of pay to be at or near the median level of our peer group and allow performance to determine actual or realized pay. Actual pay may be above or below the target median based on performance.	×	No Guaranteed Base Salary Increases: We do not provide guaranteed base salary increases

WHAT WE DO		WHAT WE DO NOT DO
✓	Independent Compensation Advisors: The Compensation Committee selects and engages its own independent advisors. Our Compensation Committee engaged a new independent compensation consultant following the spin-off.	×	No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual bonus plan
✓	Thoughtful Peer Group Analysis: The Compensation Committee reviews external market data when making compensation decisions and reviews our peer group with its independent compensation consultant	×	No Re-Pricing or Discounted Options / SARs: We do not re-price underwater awards and do not provide discount stock options or stock appreciation rights
✓	Thorough Compensation Risk Assessment: The Compensation Committee conducts an annual assessment of the company's executive and broad-based compensation programs to ensure prudent risk management	×	No Dividends Paid or Accrued on Performance Units Prior to Vesting or Upon Settlement
✓
	Post-Vesting Stock Ownership Guidelines: Executives may not sell shares of our common stock in any calendar year in excess of 20% of the total value of their individual holdings (other than sales for the purpose of satisfying tax obligations)	×	Limited Perquisites: We provide limited perquisites to the NEOs
✓
Stock Ownership Guidelines: Executives are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (5x for the CEO, 4x for the CFO and 3x for other named executive officers)
✓
Independent Compensation Committee: Compensation Committee members satisfy the Nasdaq independence standards, are "non-employee directors" under SEC rules and satisfy the requirements of an "outside director" for purposes of the Internal Revenue Code

  2014 Post-Spin-Off Pay Decisions at a Glance

        Our executive compensation program generally targets total target direct compensation at the median market practices of our comparator group for the industries and locations in which we operate through designs that reward Company and individual performance. Our Compensation Committee has discretion to set individuals' total compensation above or below the median market levels for strategic positions when the value of the role and the individual's experience, performance and specific skill set justifies variation.

  •
  Base Salaries:  The market medians relative to our post-spin-off peer group were used by our Compensation Committee to determine the initial base salaries for the NEOs. With the assistance of its new independent compensation consultant, the Compensation Committee developed a new peer group better focused on our Company's relative size and business than that of our Former Parent's peer group.

  •
  Annual Incentive Plan:  Our Compensation Committee adopted a performance-based annual incentive plan for 2014 and has established performance goals and target incentive opportunities for the NEOs that are consistent with competitive market levels. Eighty percent of an executive's annual incentive for 2014 will be tied to revenue and adjusted EBITDA performance, with "threshold," "target" and "maximum" performance levels corresponding to the executive's incentive payout levels, and 20% of an executive's annual incentive will be tied to individual management objectives. Each executive will be eligible to earn a maximum annual incentive of 150% of the target incentive. In determining the incentive earned, each of the two financial measures will be determined on an objective and formulaic basis. The third measure—individual performance—will be evaluated by our Compensation Committee (in consultation with the CEO for executives other than himself).

  •
  Long-Term Incentives:  Our Compensation Committee made the first annual equity awards in March 2014 to coincide with the formation of a new, independent company and to align executives' interests with stockholders at the earliest practicable date, with approximately 70% of the grant value awarded to each NEO being performance-based. For 2014, the long-term equity incentive awards granted to the NEOs included:

  •
  Time-Based Stock Options and Restricted Stock Units ("RSUs"):    The time-based stock options and RSUs will vest in three equal installments on each of the first three anniversaries of the date of grant, subject to the executive's continued service with the Company through the applicable vesting date. In connection with his commencement of employment in September 2014, Mr. Saunders was granted time-based stock options and RSUs that will vest as to 50% of the award on March 31, 2015 and as to 25% of the award on each of the first two anniversaries of the date of grant.

  •
  Performance-Based RSUs:    The performance-based RSUs will reward the achievement of revenue, Adjusted EBITDA and free cash flow objectives during the three-year performance period ending December 31, 2016, subject to the executive's continued service with the Company through the applicable vesting date. With respect to the initial performance-based RSU awards granted in March 2014, up to one-third of the RSUs will be eligible to vest based on performance relative to revenue, Adjusted EBITDA and free cash flow objectives during 2014, up to one-third of the RSUs will be eligible to vest based on performance relative to revenue, Adjusted EBITDA and free cash flow objectives during the two-year performance period ending December 31, 2015, and up to one-third of the RSUs will be eligible to vest based on performance relative to revenue, Adjusted EBITDA and free cash flow objectives during the three-year performance period ending December 31, 2016. In connection with his commencement of employment in September 2014, Mr. Saunders was granted performance-based RSUs that will vest on the same terms described above.

  •
  Long-term Overachievement Performance Awards:    Under the long-term overachievement performance awards, each executive is eligible to receive an award at the end of the one-year period ending December 31, 2014 based on the achievement of objectives related to revenue growth, EBITDA and free cash flow. Each executive was assigned a target value amount for his award. In no event will an executive receive a final award with a value exceeding his or her target value amount. Awards will be paid 50% in the form of shares of our common stock following the Compensation Committee's certification of our results and 50% in the form of RSUs that will vest in two annual installments following such certification date.

  •
  New Employment Agreements:  Our Compensation Committee approved new employment agreements for the NEOs. Other than performance RSUs (where the measurement periods end early upon a change in control), we do not have "single trigger" severance payments owing solely on account of the occurrence of a change of control event.

  Former Parent Executive Compensation Program

        The remainder of this Compensation Discussion and Analysis covers the 2013 executive compensation for the NEOs of our Former Parent provided in the tables that follow, with additional disclosure regarding Sizmek's post-spin-off executive compensation program, where noted below, for the NEOs.

  Executive Compensation Program Objectives

  Prior to the Spin-Off

        The primary objectives of our Former Parent's executive compensation program were:

  •
  Compensation Should Be Market Competitive:  To ensure that our Former Parent's executive compensation program was competitive with compensation paid by companies in the same market for executive talent while maintaining fiscal responsibility for our Former Parent's stockholders.

  •
  Compensation Should Support the Company's Business Strategy:  To ensure our Former Parent's compensation program was designed to align executive officer compensation with its corporate strategies, business objectives and the long-term interests of our stockholders by rewarding successful execution of its business plan, with performance objectives tied to its key corporate objectives.

  •
  Compensation Should Reward Relative to Performance:  While our Former Parent utilized a variety of compensation elements to achieve compensation targets, our Former Parent intended that the majority of executives' total compensation would be in the form of variable compensation, comprised of target annual incentive awards and target long-term equity incentive awards. Actual compensation was dependent upon actual corporate or individual performance results or the creation of long-term stockholder value.

  •
  Compensation Should Be Aligned With Stockholder Interests:  Our Former Parent's executive compensation program also sought to reward executives for increasing its stock price over the long-term and maximizing stockholder value by providing a significant portion, if not a majority, of target total compensation opportunities for its executive officers in the form of long-term equity incentives.

  Following the Spin-Off

        The primary objectives of our compensation program are consistent with the objectives described above.

  Setting Executive Compensation

  Prior to the Spin-Off

  Introduction

        As noted above, during fiscal 2013, the NEOs participated in our Former Parent's executive compensation programs. Our Former Parent's executive compensation program was reviewed annually by the Former Parent Compensation Committee. In the first quarter of each year, the Former Parent Compensation Committee reviewed the performance of each of its executives during the previous year. At this time the Former Parent Compensation Committee also reviewed our Former Parent's actual corporate performance for the prior year and made the final incentive payment determinations based on such performance and the Former Parent Compensation Committee's evaluation of each executive's individual performance for the prior year. In connection with this review, the Former Parent Compensation Committee also reviewed and adjusted, as appropriate, base salaries and annual target incentive levels for the NEOs and grants, as appropriate, additional target long-term equity incentive awards to its executives and certain other eligible employees for the coming fiscal year.

  Role of Management

        During 2013, Mr. Ginsburg, as our former Parent's Executive Chairman, and Mr. Nguyen, as our Former Parent's President and CEO, provided input to the Former Parent Compensation Committee regarding executive responsibilities and objectives, performance and compensation. Specifically, Mr. Ginsburg and Mr. Nguyen provided insight into strategic priorities for our Former Parent which contributed to the development of executive financial and individual objectives for the various components of our Former Parent's executive pay program. In addition, Mr. Ginsburg and Mr. Nguyen provided guidance on our Former Parent's compensation program's ability to attract, retain and motivate executive talent. The Former Parent Compensation Committee considered these recommendations and incorporated management's input, along with the input from the Former Parent Compensation Committee's independent executive compensation consultant, institutional shareholder groups, and other sources, to approve the specific program design, compensation targets and earned awards for all the Former Parent executive officers.

        Our Former Parent's Compensation Committee met in executive session, and no executive attended Former Parent Compensation Committee discussions where recommendations were made regarding his compensation. Mr. Ginsburg and Mr. Nguyen did provide input and perspective regarding plan design and market factors related to each executive's position, but the Former Parent Compensation Committee, acting under its independent authority, as established by the Former Parent Board of Directors, determined executive target level of pay and actual pay relative to performance.

  Compensation Determination Process

        The Former Parent Compensation Committee historically determined each element of an executive's initial compensation package within the framework of the objectives of its executive compensation program based on numerous factors, including:

  •
  The individual's particular background, track record and circumstances, including training and prior relevant work experience;

  •
  The individual's role with us and the compensation paid to similar persons in the peer companies represented in the compensation data that we review;

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  The demand for individuals with the specific expertise and experience of the executive;

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  Internal equity among the executive group;

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  Performance goals and other expectations for the position; and

  •
  Uniqueness of industry skills.

        In general, the terms of our Former Parent's executive employment agreements were initially negotiated by Former Parent management and Former Parent legal counsel. The agreements for Former Parent executives over whose compensation the Former Parent Compensation Committee had authority were presented to the Former Parent Compensation Committee for consideration. When appropriate, such as in the case of the agreements for Messrs. Nguyen, Holmes, Ellenthal and Markowitz, the Former Parent Compensation Committee took an active role in the negotiation process.

        During the review and approval process for the employment agreements for executives under its purview, and during its annual review of executive compensation, the Former Parent Compensation Committee considered the appropriate amounts for each component of compensation and the compensation design appropriate for the individual executive. Our Former Parent sought to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our Former Parent's objectives. In determining each element of compensation for any given year, the Former Parent Compensation Committee considered and determined each element individually and then reviewed the resulting total compensation and determines whether it is reasonable and competitive. However, the Former Parent Compensation Committee believed that all executive officers should have a significant amount of their total compensation package in the form of performance-based incentive compensation (annual cash incentive) and long-term equity incentive compensation. The amounts reflected in the Summary Compensation Table and the individual employment agreements reflect this process.

  Role of Compensation Consultant and Comparable Company Information

        The Former Parent Compensation Committee was authorized to retain the services of third-party compensation consultants and other outside advisors from time to time, as the Former Parent Compensation Committee saw fit, in connection with compensation matters. Compensation consultants and other advisors retained by the Former Parent Compensation Committee report directly to the Former Parent Compensation Committee, which had the authority to select, retain and terminate any such arrangements with its consultants or advisors.

        During 2013, the Former Parent Compensation Committee retained James F. Reda & Associates ("Reda") to assist the Former Parent Compensation Committee in connection with the implementation of various changes to our Former Parent's executive compensation program. The Former Parent Compensation Committee worked with Reda to develop a peer group which would be used for comparative market data as well as performance based compensation program design. The peer group was constructed with input from Reda and Former Parent management, and was ultimately approved by the Former Parent Compensation Committee after extensive review. The Former Parent peer group for 2013 was unchanged from 2012 and consisted of the following 19 companies in the media services, telecommunications, and internet services industries whose median size was comparable to our Former Parent:

Acme Packet, Inc.	QuinStreet, Inc.
Akamai Technologies, Inc.	Real Networks, Inc.
Avid Technology, Inc.	Rovi Corp.
Blucora, Inc.	Shutterfly, Inc.
Comscore, Inc.	Sycamore Networks, Inc.
Digital River, Inc.	Tivo, Inc.
Harmonic, Inc.	Unwired Planet, Inc.
Limelight Networks, Inc.	Valueclick, Inc.
National Cinemedia, Inc.	WebMD Health Corp.
Premiere Global Services, Inc.

        For 2013, the Former Parent Compensation Committee's philosophy was to take comparable company compensation into consideration in setting executive compensation for the NEOs, all of whom had target total compensation (in the aggregate for each executive officer) at or below the 50th percentile for similar positions at the comparable companies. Target performance-based incentive compensation, consisting of short-term cash incentives and long-term equity incentives, is equal to the difference between the targeted total compensation levels and the base salary amounts. The allocation of an executive's target incentive compensation between his annual performance-based incentive opportunity and annual long-term incentive awards may vary from year to year. However, it is intended that a substantial majority of an executive's target total compensation will be in the form of performance-based variable or incentive compensation.

  Following the Spin-Off

        Except as described above under "Executive Summary—Executive Compensation Following the Spin-Off," our executive compensation programs, and the processes for setting performance based executive compensation, are similar to those in place at our Former Parent prior to the spin-off. Following the spin-off, our Compensation Committee will continue to develop our compensation structure, practices and procedures in order to effectively meet our business needs and goals.

        Our Compensation Committee has engaged Lyons, Benenson & Company Inc., an independent compensation consultant, to assist us with the implementation of our executive compensation program, determining the terms of the employment agreements entered into with our executive officers and to provide annual market and other information on executive compensation. While our Compensation Committee retained Lyons, Benenson & Company Inc. prior to the spin-off while we were still a subsidiary of our Former Parent in connection with the design and implementation of our executive compensation program, Lyons, Benenson & Company Inc. provided no executive compensation services to our Former Parent or the Former Parent Compensation Committee. After review and consultation with Lyons, Benenson & Company and management, our Compensation Committee has determined that Lyons, Benenson & Company is independent and there is no conflict of interest resulting from retaining Lyons, Benenson & Company currently or during the year ended December 31, 2013. In reaching these conclusions, our Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and NASDAQ listing standards.

        Our Compensation Committee worked with Lyons, Benenson & Company to develop a peer group which was used for comparative market data as well as performance based compensation program design. The peer group was constructed with input from Lyons, Benenson & Company and management, and was ultimately approved by our Compensation Committee after extensive review. The peer group for 2014 consists of the following 20 companies in the media services, telecommunications, and internet services industries whose median size is comparable to Sizmek:

Bazaarvoice, Inc.	Millenial Media, Inc.
Brightcove Inc.	ReachLocal, Inc.
comScore, Inc.	RealNetworks, Inc.
Demand Media, Inc.	Responsys, Inc.
Digital River, Inc.	Synacor, Inc.
ExactTarget, Inc.	TechTarget, Inc.
Limelight Networks, Inc.	Tremor Video, Inc.
LivePerson, Inc.	ValueClick, Inc.
Marin Software Incorporated	Vocus, Inc.
Marketo, Inc.	YuMe, Inc.

  Key Elements of Executive Compensation Program

  Prior to the Spin-Off

        The following table lists the three key elements of our Former Parent's executive compensation program:

Element	Purpose	Form
Base Salary	Provide a market-based level of compensation for performance of executive's primary responsibilities.	Cash
Annual Cash Incentive Compensation	Create a direct link between executive compensation and short-term company and individual performance.	Cash
Long-Term Equity Incentive Compensation	Focus executives on the enhancement of stockholder value over the long-term, to encourage equity ownership in our Former Parent, and to retain key executive talent.	Restricted Stock Units (RSUs) (Both performance-based and time-based vesting)

        All elements of compensation are taken into account when compensation decisions are made by the Former Parent Compensation Committee.

  Following the Spin-Off

        Our executive compensation program following the spin-off generally contains the same three key elements as existed in the Former Parent compensation program, although our Compensation Committee has awarded a significant portion of long-term equity incentive compensation in the form of performance-based awards, including stock options in addition to RSUs, as described above under "Executive Summary—Executive Compensation Following the Spin-Off."

        Base Salary.    Our Compensation Committee established the initial base salary for each of the NEOs. Effective March 1, 2014 such base salaries were: Mr. Nguyen, $500,000; Mr. Holmes, $350,000; Mr. Ellenthal, $350,000; and Mr. Markowitz, $295,000. In addition, Mr. Saunders has been appointed as Chief Financial Officer of the Company, and effective September 29, 2014, Mr. Saunders' base salary is $350,000. Any future adjustments to base salary will be reflective of factors such as the scope of their responsibilities, background, track record, training and experience, as well as competitive external market positioning and the overall market demand for such executives at the time the respective employment agreements are negotiated. As with total executive compensation, we intend that executive base salaries should be competitive with the range of salaries for executives in similar positions and with similar responsibilities. An executive's base salary will be evaluated together with components of the executive's other compensation to ensure that the executive's target and actual total compensation is consistent with our overall compensation philosophy.

        Annual Performance-Based Incentives.    We have adopted a performance-based annual incentive plan with terms that are similar to those of our Former Parent's performance-based annual incentive plan. Our Compensation Committee has established performance goals and target incentive opportunities for the NEOs for 2014 that are consistent with the then-current market practices and competitive market levels.

        Long-Term Incentive Awards.    Compensation through the periodic grants of equity awards under the Company's 2014 Incentive Award Plan will be intended to align executives' and stockholders' long-term interests by creating a direct link between a portion of executive compensation and increases in the price of our common stock and our long-term success. As will be the case when the amounts of base salary and annual incentives are determined, a review of all elements of compensation will be conducted by our Compensation Committee when determining equity awards to ensure that total compensation conforms to our overall compensation philosophy and objectives.

  2013 Former Parent Executive Compensation Decisions

  Base Salary

        The employment agreement between our Former Parent and Mr. Nguyen historically provided for automatic increases in his base salary. Consistent with his employment agreement, during 2013, Mr. Nguyen's base salary was increased to $624,750 for 2013. Mr. Markowitz, our Former Parent's General Counsel and Secretary, also received a base salary increase to $295,000 for 2013. Other than these increases, no additional base salary actions were taken by our Former Parent during 2013 with respect to the NEOs.

  2013 Former Parent Performance-Based Annual Incentive Awards

        Our Former Parent's executive compensation program for 2013 included eligibility for an annual performance-based cash incentive for all executives as set forth in their employment agreements. Incentive targets were tied to financial and individual objectives established by the Former Parent Compensation Committee.

        Annual Target Incentives.    As provided in his employment agreement, for 2013, our Former Parent's Chief Executive Officer and President, Neil Nguyen, was eligible for a target incentive of 100% of his annual base salary. Actual earnings for Mr. Nguyen could vary from 0% to 200% of target, with his annual incentive based upon a tiered schedule of achievement, such that he was entitled to receive 50% of his target incentive if he met at least 90% of target performance, 100% of his target incentive if he met at least 100% of target performance or 200% of his target incentive if he met at least 110% of target performance. Our Former Parent's Executive Vice President and Chief Financial Officer, Mr. Holmes, was eligible for a target incentive of 43% of his annual base salary. Actual earnings for Mr. Holmes could vary from 0% to 150% of target, with his annual incentive based upon a tiered schedule of achievement, such that he was entitled to receive 50% of his target incentive if he met at least 90% of target performance, 100% of his target incentive if he met at least 100% of target performance or 150% of his target incentive if he met at least 110% of target performance. Mr. Ellenthal, our Former Parent's Executive Vice President—Sales and Operations, was eligible for a target incentive of 75% of his annual base salary. His actual earnings could vary from 0% to 130% of target, with his annual incentive based upon a tiered schedule of achievement, such that he was entitled to receive 50% of his target incentive if he met at least 90% of target performance, 100% of his target incentive if he met at least 100% of target performance or 130% of his target incentive if he met at least 110% or greater of target performance. Mr. Markowitz, our Former Parent's General Counsel and Corporate Secretary, was eligible for a target incentive of 50% of his annual base salary. Actual earnings for Mr. Markowitz could vary from 0% to 150% of target, with his annual incentive based upon a tiered schedule of achievement, such that he was entitled to receive 50% of his target incentive if he met at least 90% of target performance, 100% of his target incentive if he met at least 100% of target performance or 150% of his target incentive if he met at least 110% or greater of target performance.

        Annual Performance Objectives.    The 2013 annual incentive under our Former Parent's annual incentive program for each of the NEOs was tied 75% to corporate performance and 25% to individual performance (other than Mr. Ellenthal, whose annual incentive was tied 80% to corporate performance and 20% to individual performance).

  •
  Former Parent Performance Objectives.  During 2013, the Former Parent Compensation Committee determined to use Former Parent revenue and Former Parent Adjusted EBITDA as the corporate objectives for purposes of NEO annual incentive decisions. The Former Parent Compensation Committee determined to use these factors to measure corporate performance because they encourage executives to achieve superior operating results using appropriate levels of capital. Each of the Former Parent revenue and Former Parent Adjusted EBITDA objectives were further broken down into three sub-categories, measuring the applicable metric for our Former Parent's total performance, Former Parent TV business performance and Former Parent online business performance, each of which was weighted at one-third of the total performance score for the relative metric. Target levels of performance were established for each objective, and a range of minimum to superior performance of 90% to 110% was set around each target level of performance. As such, a threshold level of performance of 90% of target must be achieved before any payout can be made. The Former Parent Compensation Committee established the following targets for these objectives:

Performance Metric	Minimum Performance Level (90% of Target)	Targeted Level	Superior Performance Level (110% of Target)	Weighting
Revenue				Overall Weighting: 40%
Total	$361.4 million	$401.5 million	$441.7 million	33% of Revenue Objective
TV Business	$208.2 million	$231.4 million	$254.5 million	33% of Revenue Objective
Online Business	$153.0 million	$170.1 million	$187.1 million	33% of Revenue Objective
Adjusted EBITDA(1)				Overall Weighting: 35%
Total	$115.2 million	$128.0 million	$140.8 million	33% of Adjusted EBITDA Objective
TV Business	$102.8 million	$114.3 million	$125.7 million	33% of Adjusted EBITDA Objective
Online Business	$35.5 million	$39.5 million	$43.4 million	33% of Adjusted EBITDA Objective

(1)
Throughout this CD&A, we refer to Adjusted EBITDA, which is a non-GAAP financial measure. For an explanation of how our Former Parent calculated Adjusted EBITDA, see our Former Parent's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 15, 2013. Our Former Parent defined Adjusted EBITDA as income from continuing operations, before interest, taxes, depreciation and amortization, share-based compensation, acquisition and integration expenses, proxy contest and related expenses, restructuring/impairment charges and benefits, and gains and losses on derivative instruments. Adjusted EBITDA eliminates items that are either not part of our Former Parent's core operations, such as net interest expense, acquisition and integration expenses, and gains and losses from derivative instruments, or do not require a cash outlay, such as share-based compensation and impairment charges. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on our Former Parent's estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historical costs and may not be indicative of current or future capital expenditures. Our Former Parent's computation of Adjusted EBITDA may differ from the methodology for calculating Adjusted EBITDA utilized by other companies and, accordingly, may not be comparable to such other companies.
  •
  Individual Performance Objectives.  Each NEO's individual performance was determined by the Former parent Compensation Committee based on its subjective evaluation of the NEO's individual performance for the year relative to areas of focus that were set at the beginning of the year. As described above, the Executive Chairman and Chief Executive Officer and President provided the Former Parent Compensation Committee with their evaluation of each of the other NEOs' performance and the Former Parent Compensation Committee evaluated the individual performance of the Chief Executive Officer and President.

        For 2013, the Former Parent Compensation Committee established areas of focus for the NEOs that included strategic and leadership goals and focused on our Former Parent's strategic initiatives. The Former Parent Compensation Committee did not establish specific quantitative targets for any of the individual performance objectives described below; instead, such objectives were intended to be qualitative, with the achievement of such objectives left solely to the determination of the Former Parent Compensation Committee after its consideration of each NEO's individual achievements as a whole.

        The individual objectives established for the NEOs for 2013 included:

Mr. Nguyen:

  •
  Defining the plan to maximize profits and performance in the Former Parent TV business and maximize growth and market share in the online business;

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  Defining the plan to optimize staffing of key management roles in priority functional areas for improvement;

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  Developing a monthly report of relevant business key performance indicators for the Former Parent Board of Directors; and

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  Developing the senior executive team to run a global business with multiple operating divisions.

Mr. Holmes:

  •
  Establish Financial Planning & Analysis and Internal Audit processes and reporting

  •
  Implement global Tax reorganization to reduce taxes & complexity

  •
  Develop plan to restructure debt

Mr. Ellenthal:

  •
  Lead SalesForce global adoption and roll out

  •
  Determine Online product mix and pricing strategy for TV/Online/Video mix

  •
  Integrate Enterprise sales team

Mr. Markowitz:

  •
  Establish legal policies and processes/governance

  •
  Ensure appropriate spending levels for outside counsel

  •
  Determine and implement legal entity restructuring/subsidiary consolidation plan (with Tax group)

In determining the NEOs' 2013 annual incentive awards, the Former Parent Compensation Committee noted our Former Parent's performance relative to the corporate performance objectives for purposes of determining the NEO annual incentive decisions:

Performance Metric	Minimum Performance Level (90% of Target)	Targeted Level	Superior Performance Level (110% of Target)	Weighting	Actual Performance	Percentage Achievement	Final Payout Factor
Revenue	Overall Weighting: 40%
Total	$361.4 million	$401.5 million	$441.7 million	33% of Revenue Objective	$379.6 million	95%	75%
TV Business	$208.2 million	$231.4 million	$254.5 million	33% of Revenue Objective	$218.5 million	94%	70%
Online Business	$153.0 million	$170.1 million	$187.1 million	33% of Revenue Objective	$161.1 million	95%	75%
Adjusted EBITDA(1)	Overall Weighting: 35%
Total	$115.2 million	$128.0 million	$140.8 million	33% of Adjusted EBITDA Objective	$128.0 million	98%	90%
TV Business	$102.8 million	$114.3 million	$125.7 million	33% of Adjusted EBITDA Objective	$109.8 million	96%	80%
Online Business	$35.5 million	$39.5 million	$43.4 million	33% of Adjusted EBITDA Objective	$39.1 million	99%	95%

        As a result, the overall payout level for the corporate component of each NEO's 2013 annual incentive was 78.6% (or 78.8% for Mr. Ellenthal). Based on individual performance for 2013, the Former Parent Compensation Committee determined that each of the NEOs should receive credit with respect to the individual component of his annual incentive award as follows: Mr. Nguyen, 100% achievement; Mr. Holmes, 95% achievement; Mr. Ellenthal, 92% achievement; and Mr. Markowitz, 100% achievement.

        Together, the actual Former Parent performance and individual performance resulted in an overall payout factor relative to target annual incentive compensation for the NEOs as follows: Mr. Nguyen, 85.2% of target; Mr. Holmes, 84.0% of target; Mr. Ellenthal, 82.5% of target; and Mr. Markowitz, 85.2% of target.

  Long-Term Incentive Awards

        On March 29, 2013, the Former Parent Compensation Committee approved the award of (a) 168,666 performance-based and 56,222 time-based restricted stock units to Mr. Nguyen; (b) 38,463 performance-based and 38,464 time-based restricted stock units to Mr. Holmes; (c) 32,995 performance-based and 32,996 time-based restricted stock units to Mr. Ellenthal; and (d) 30,966 performance-based and 30,967 time-based restricted stock units to Mr. Markowitz, all pursuant to our Former Parent's 2011 Incentive Award Plan (as amended, the "2011 Plan"). The Former Parent Compensation Committee increased the use of performance-based compensation during 2013 to incentivize our Former Parent's executive officers with (a) 75% of long-term equity incentive compensation for Mr. Nguyen being performance-based and (b) 50% of long-term equity incentive compensation for Messrs. Holmes, Ellenthal and Markowitz being performance-based.

        Each of the time-based restricted stock unit awards were scheduled to vest in three equal installments on each of the first three anniversaries of the date of grant, provided that the NEO continued to be employed by, or provide services to, our Former parent through such vesting dates. In addition, the restricted stock units were scheduled to vest on an accelerated basis upon the occurrence of any of the following events: (a) the executive's death, (b) the executive's disability (as such term is defined in the applicable employment agreement between the executive and our Former Parent), or (c) upon the occurrence of (i) a termination of the executive's employment by our Former Parent without cause (as such term is defined in the executive's employment agreement), (ii) a termination of the executive's employment for good reason (as such term is defined in the executive's employment agreement), (iii) to the extent applicable, the expiration of the stated employment period in the executive's employment agreement following notice by our Former Parent of its election not to renew the employment period pursuant to the executive's employment agreement, or (iv) solely with respect to Mr. Nguyen, the executive's Board-approved retirement, in each case, with respect to clauses (i) through (iv) above, to the extent such event occurs following a change in control (as defined in the Former Parent 2011 Incentive Award Plan).

        In the event that the aggregate fair market value of the total number of shares subject to the time-based restricted stock units granted to the NEOs on March 29, 2013 exceeded (a) 1.25% of our Former Parent's Adjusted EBITDA for 2013, with respect to Mr. Nguyen or (b) .47% of our Former Parent's Adjusted EBITDA for 2013, with respect to each of Messrs. Holmes, Ellenthal and Markowitz, the total number of shares eligible for vesting under such executive's restricted stock unit award would be automatically reduced and any excess shares subject to the restricted stock units would terminate automatically without any further action by our Former Parent and be forfeited without further notice and at no cost to our Former Parent.

        Each of the performance-based restricted stock unit awards were scheduled to vest in three equal installments on each of the first three anniversaries of the date of grant if our Former Parent achieved certain revenue and EBITDA growth targets, provided that the executive officer continued to be employed by, or provide services to, our Former Parent through such vesting dates. The performance-based restricted stock unit awards provided the NEOs with the potential to earn equity awards based on our Former Parent's performance relative to three performance objectives over a three-year performance period commencing January 1, 2013. For each fiscal year during the three-year performance period, up to one-third of the shares subject to the restricted stock unit award were eligible to vest based on performance relative to the performance objectives. The performance objectives were equally weighted among total Former Parent revenue growth, total online business revenue growth and total Adjusted EBITDA revenue growth. Threshold and target achievement levels were established for each objective and each NEO was eligible to vest in the shares based on performance relative to these objectives. Full vesting credit would be given for achievement at or above the targeted level, 50% vesting credit would be given for achievement at the threshold level (90% of the targeted level), and no vesting credit would be given for achievement below the threshold level. Vesting would be calculated on a linear basis for performance between the threshold and target performance target levels.

        Following the completion of each fiscal year during the three-year performance period, the Former Parent Compensation Committee would determine the number of shares to which an NEO would be entitled based on our Former Parent's performance relative to the total performance objectives. If the threshold performance hurdle was not met for any of the fiscal years, none of the shares would vest at that time. Any unvested shares remaining at the end of the three-year performance period would be eligible to vest if the cumulative three-year performance objectives established by the Former Parent Compensation Committee for each of total Former Parent revenue growth, total online business revenue growth and total Adjusted EBITDA revenue growth were achieved for the full three-year performance period, although the number of shares that would vest will depend on performance relative to the targets. In general, an NEO was required to be employed on a vesting date to be eligible to vest in these performance-based awards. In addition, the performance-based restricted stock units would vest (at target levels) on an accelerated basis upon the occurrence of any of the same events described above with respect to the time-based awards.

        For more information about the accelerated vesting provisions that applied to these awards under the Former Parent employment agreements with the NEOs, please see "—Executive Employment Agreements" below. As described in the section titled "—Treatment of Outstanding Former Parent Equity Awards in Connection with the Spin-off," all stock options and restricted stock units outstanding under our Former Parent's equity incentive plans vested in full and were settled for shares of our Former Parent common on February 5, 2014 (and such shares received the redemption and merger consideration upon the closing of the spin-off and Merger). This treatment applied to all equity awards held by the NEOs regardless of the terms of their employment agreements.

  Other Benefits

  Prior to the Spin-Off

        Our Former Parent historically provided its executives with the following types of benefits:

  •
  Health, dental, life, and disability insurance; and

  •
  Retirement benefits.

        Our Former Parent periodically reviewed the levels of individual benefits provided to executive officers to ensure they fit within the overall compensation philosophy and competitive external market practices.

        Health, Dental, Life and Disability Insurance.    Our Former Parent offered all of its employees who are eligible under the terms of such plans, including the NEOs, health, life, disability and dental insurance. The value of these benefits provided by our Former Parent to the NEOs is set forth in the Summary Compensation Table.

        Retirement Benefits.    All of our Former Parent's employees, including the NEOs, who met certain defined requirements were eligible to participate in our Former Parent's 401(k) plan. Our Former Parent had the discretion to match employee contributions. Under our Former Parent's current matching policy, our Former Parent matched 25% of the amount contributed by employees, up to a maximum of employee contributions of 6% of gross earnings. The value of this match from our Former Parent for the NEOs is set forth in the Summary Compensation Table. The Former Parent Board of Directors had discretion to make additional contributions to DG's 401(k) plan. The Former Parent Board of Directors did not exercise its discretion to do so during 2013.

        Employee Stock Purchase Plan.    Our Former Parent maintained the Digital Generation, Inc. 2006 Employee Stock Purchase Plan, pursuant to which eligible employees, including the NEOs, were eligible to purchase Former Parent common stock. Eligible employees authorized payroll deductions to be used for the purchase of Former Parent common stock, up to certain limits as set forth in the plan. On January 30, 2014, there was a final purchase of Former Parent common stock under the plan using all outstanding automatic payroll deductions for the offering period then underway. The plan was then terminated.

  Following the Spin-Off

        We provide our executives with the following types of benefits:

  •
  Health, dental, life, and disability insurance; and

  •
  Retirement benefits.

        We will periodically review the levels of individual benefits provided to executive officers to ensure they fit within the overall compensation philosophy and competitive external market practices.

        Health, Dental, Life and Disability Insurance.    We offer all of our employees who meet the eligibility requirements of such plans, including the NEOs, health, life, disability and dental insurance.

        Retirement Benefits.    All of our employees, including the NEOs, who meet certain defined requirements may participate in our 401(k) plan. We have the discretion to match employee contributions. Under our current matching policy, we match 25% of the amount contributed by our employees, up to a maximum of employee contributions of 6% of gross earnings. Our Board of Directors has discretion to make additional contributions to our 401(k) plan.

  Perquisites

  Prior to the Spin-Off

        Our Former Parent provided a limited number of perquisites to its executives. The main perquisite our Former Parent provided the NEOs during 2013 was an automobile allowance for Mr. Nguyen. The value of perquisites provided by our Former Parent to the NEOs is set forth in the Summary Compensation Table.

  Following the Spin-Off

        During 2014, we have agreed to provide up to $15,000 in financial planning assistance for Mr. Nguyen. Certain of our executive officers also received relocation assistance during 2014 in connection with the relocation of our offices to Austin, Texas. No other perquisites are provided to NEOs during 2014.

        We will periodically review the levels of perquisites provided to executive officers to ensure they fit within the overall compensation philosophy and competitive external market practices.

  Employment Agreements

  Former Parent Employment Agreements Prior to the Spin-Off

        Our Former Parent entered into employment agreements with each of the NEOs that provided for certain severance benefits in the event that a NEO's employment was involuntarily or constructively terminated or in the event of a change-in-control. Our Former Parent recognized the challenges executives often face securing new employment following termination. To mitigate these challenges and to secure the focus of the management team on our Former Parent's affairs, all executive officers were entitled to receive severance payments under their employment agreements upon certain types of termination. The terms of these employment agreements are described below under "Historical Compensation of Our Executive Officers by Former Parent Prior to the Spin-off—Former Parent Executive Employment Agreements." Our Former Parent believed that reasonable severance benefits for its executive officers were important because there may be limited opportunities for its executive officers to find comparable employment within a short period of time following certain qualifying terminations. In addition to normal severance, our Former Parent provided enhanced benefits in the event of a change-in-control as a means of reinforcing and encouraging the continued attention and dedication of the executives to their duties of employment without personal distraction or conflict of interest in circumstances that could arise from the occurrence of a change-in-control. Our Former Parent believed that the interests of stockholders were best served if the interests of its senior management were aligned with them, and providing change-in-control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

        Our Former Parent also extended severance benefits because they were essential to help it fulfill the objectives of attracting and retaining key leadership and managerial talent. These agreements were intended to be competitive within our Former Parent's industry and company size and to attract highly qualified individuals and encourage them to be retained by our Former Parent. While these arrangements formed an integral part of the potential total compensation provided to these individuals and were considered by the Former Parent Compensation Committee when determining executive compensation, the decision to offer these benefits did not influence the Former Parent Compensation Committee's determinations concerning other levels of pay or benefits.

  Following the Spin-Off

        In connection with the Merger, each NEO's employment agreement with our Former Parent was terminated and each was paid the severance payments provided under the applicable agreement for a qualifying termination in connection with a change in control, as described below under "Historical Compensation of Our Executive Officers by Former Parent Prior to the Spin-off—Potential Payments upon Termination of Employment with Former Parent or Change in Control of DG."

        On April 14, 2014, in furtherance of the same compensation objectives described above that applied prior to the spin-off, the Company entered into new employment agreements with each of Neil Nguyen, our President and Chief Executive Officer, Andy Ellenthal, then our Executive Vice President—Sales and Operations, whose title was changed to Executive Vice President—Global Sales in August 2014, and Sean Markowitz, our General Counsel and Corporate Secretary, and an employment transition agreement with Craig Holmes, our former Chief Financial Officer, who resigned his position as Chief Financial Officer effective May 31, 2014, due to the relocation of the Company's corporate headquarters following the successful completion of the spin-off and Merger, and family considerations keeping him in Dallas. In addition, in October 2014, the Company entered into a new employment agreement with Kenneth J. Saunders, our Chief Financial Officer.

        Under the new employment agreements, each executive's annual base salary will initially be as set forth in the table below, which amounts will be subject to increase each year at the discretion of our Board of Directors or our Compensation Committee. Mr. Nguyen will also be reimbursed for financial planning services in an amount up to $15,000 annually.

Name and Title	2014 Base Salary ($)	Target Incentive (% of Base Salary)(1)
Neil H. Nguyen, Chief Executive Officer and President	500,000	100%
Kenneth J. Saunders, Chief Financial Officer	350,000	50%
Andy Ellenthal, Executive Vice President—Global Sales(2)	350,000	50%
Sean N. Markowitz, General Counsel and Corporate Secretary	295,000	50%

(1)
Eighty percent (80%) of an executive's annual incentive will be tied to two corporate financial measures (for 2014, revenue and adjusted EBITDA), with "threshold," "target" and "maximum" performance levels corresponding to the executive's incentive payout levels, and twenty percent (20%) of an executive's annual incentive will be tied to individual management objectives. Specific performance goals and weightings will be determined in advance by our Compensation Committee and actual performance relative to those goals determines the incentives earned. Each executive will be eligible to earn a maximum annual incentive of 150% of the target incentive. In determining the incentive earned, each of the two financial measures will be determined on an objective and formulaic basis. The third measure—individual performance—will be evaluated by the Compensation Committee (in consultation with the Chief Executive Officer for executives other than Mr. Nguyen). The Company expects to adopt a similar incentive program for future fiscal years, which will reward achievement at specified levels of financial and individual performance and will contain target incentives consistent with those disclosed above.

(2)
Mr. Saunders was appointed as Chief Financial Officer of the Company in October 2014.

(3)
Mr. Ellenthal will be leaving the Company in December 2014.

        The employment agreements also include provisions regarding severance. If the executive is terminated without cause or resigns for good reason, he will be entitled to 12 months' base salary, plus his target annual incentive for the year in which such termination occurs (which annual incentive shall be prorated for the executives other than Mr. Nguyen) payable in a lump sum 60 days following his date of termination. In addition, in the event the executive is terminated without cause or resigns for good reason, in each case prior to a change in control (as defined in the Company's 2014 Incentive Award Plan), a pro-rated portion of the executive's long-term incentive awards shall vest as follows: (a) with respect to time-based long-term incentive awards, the portion of such awards as would have vested during the calendar year in which the date of termination occurs, pro-rated based on the number of full calendar quarters that the executive was employed during such calendar year prior to the date of termination; and (b) with respect to any long-term incentive award the vesting of which is performance-based, the portion of such awards as would have vested based on the Company's performance relative to the applicable performance goals following the conclusion of the applicable performance period(s), pro-rated based on the number of full calendar quarters that the executive was employed during such performance period(s) prior to the date of termination, with the vesting and/or settlement of any performance-based long-term incentive awards to be effective at the time originally scheduled under the terms of the applicable award. In the event the executive's termination without cause or resignation for good reason occurs following a change in control, all of the executive's long-term incentive awards shall vest on the date of termination. Also, the executive shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.

        In the event of the executive's termination of employment by reason of his death or disability, the executive will be entitled to receive the annual incentive which he would have been entitled to receive had he remained employed by the Company for the entire year during which his termination occurs. Such annual incentive shall be determined by the Compensation Committee based on the Company's performance for such year and in accordance with the terms of the applicable incentive program for such year, payable in a lump sum payment on the date on which annual incentives for the year in which his termination occurs are paid to the Company's executive officers generally, but in all events by March 15 of the year following the year in which the termination occurs. In addition, except as otherwise provided in an award agreement evidencing a long-term incentive award, in the event of the executive's termination of employment by reason of his death or disability, (a) all of the executive's long-term incentive awards the vesting of which is time-based shall vest in full on the date of termination, and (b) with respect to each long-term incentive award the vesting of which is performance-based, the executive (or his estate, if applicable) shall remain eligible to vest in such portion of the performance award as is attributable to the performance period(s) then-underway at the time of termination (and which are scheduled to terminate on or before the December 31 following the date of termination) based on actual performance relative to the performance goals applicable to such performance period(s), which vesting and, if applicable, settlement shall be effective on the last day of the current performance period (or such other vesting and, if applicable, settlement date as may be provided in the agreement evidencing the performance award, but in no event later than March 15 of the calendar year following the year in which the date of termination occurs).

        If the executive is terminated by the Company for cause or resigns without good reason, he shall not be entitled to further compensation other than accrued obligations.

        For purposes of the employment agreements, good reason includes the assignment of duties inconsistent with the executive's title, a material reduction in salary or target incentive, the relocation of the Company's principal office by more than twenty miles or the transfer to an office other than the executive's then-current principal office (other than, with respect to each executive other than Mr. Ellenthal, a relocation of the Company's principal office to Austin, Texas), or a material breach of the employment agreement by the Company. For purposes of the employment agreements, cause includes conviction of or a plea of guilty or nolo contendre by the executive to a non-motor vehicle felony or certain criminal conduct against the Company, habitual neglect of or failure to perform his duties to the Company or any material breach of the employment agreement by the executive.

        The employment agreements also contain standard confidentiality, non-competition and non-solicitation covenants.

        Pursuant to the terms of an employment transition agreement, Mr. Holmes continued in his position as Chief Financial Officer through May 31, 2014. His base salary remained the same. In addition to his base salary, he was eligible for a performance incentive of up to 50% of his annual base salary, pro-rated for his actual time of employment during 2014, payable upon his termination of employment. Upon expiration of his transition term on July 14, 2014, Mr. Holmes received the foregoing pro-rated incentive in the amount of $94,792 after executing a general release of claims.

  Deductibility of Executive Compensation

        As part of its role, our Compensation Committee reviews and considers the deductibility of our executive compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the tax deduction for compensation in excess of one million dollars paid to a company's chief executive officer and its four most highly compensated executive officers (other than its chief financial officer). However, certain performance-based compensation may be excluded from the limit if it meets certain requirements.

        Our Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, our Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

  Treatment of Outstanding Former Parent Equity Awards in Connection with the Spin-off

        In connection with the Merger, outstanding Former Parent equity-based awards were treated as follows:

        Options.    On February 5, 2014, all outstanding options to purchase shares of Former Parent common stock became fully vested. Options with an exercise price per share that equaled or exceeded the fair market value of one share of Former Parent common stock on the acceleration date were cancelled for no consideration. All Former Parent options were automatically "net exercised," meaning they were converted into a number of whole shares of DG common stock equal to the excess of (i) the total number of shares of Former Parent common stock then subject to the option over (ii) the number of whole shares of Former Parent common stock having an aggregate fair market value sufficient to pay the total exercise price of the option. The fair market value per share of Former Parent common stock for this purpose was the closing price per share of Former Parent common stock Former Parent the NASDAQ Global Select Market on February 5, 2014. The holders of options were converted into shares of DG common stock received the redemption and merger consideration in respect of the shares into which the options were converted. As of December 31, 2013, none of the NEOs or any of our non-employee directors held any unvested Former Parent stock options.

        Restricted Stock Units.    On February 5, 2014, all of our Former Parent's restricted stock units became fully vested and were converted into shares of Former Parent common stock. The holders of Former Parent restricted stock units that were converted into shares of Former Parent common stock received the redemption and merger consideration in respect of the shares into which the restricted stock units were converted. As of December 31, 2013, the NEOs and our non-employee directors, held the following number of unvested restricted stock units: Mr. Nguyen, 469,102; Mr. Holmes, 126,927; Mr. Ellenthal, 115,991; Mr. Markowitz, 73,600; and the non-employee directors as a group, 566,309.

        Messrs. Ginsburg and Nguyen and our Former Parent's non-employee directors were permitted to elect to defer payment of their restricted stock unit awards. Deferral elections were generally required to be made prior to grant or as otherwise required by the Internal Revenue Code. Deferred restricted stock units were paid in Former Parent shares on a one for one basis. No additional earnings (either in the form of accrued dividends or dividend equivalents) were paid on deferred restricted stock units. In connection with the spin-off and Merger, each of the outstanding deferral arrangements and the corresponding restricted stock units were terminated and each deferred restricted stock unit was converted into Former Parent common shares. The holders of deferred restricted stock units received the redemption and merger consideration in respect of the Former Parent shares into which the restricted stock units are converted.

        As of December 31, 2013, Messrs. Ginsburg and Nguyen held 669,246 and 308,000 restricted stock units subject to deferral elections, respectively (of which 324,497 and 102,666 were unvested as of December 31, 2013, respectively). As of December 31, 2013, Messrs. Harris and Moore, each held 18,266 deferred restricted stock units. Of the outstanding deferred restricted stock units, 90,000 held by Mr. Ginsburg, 33,000 held by Mr. Nguyen and all of the restricted stock units held by Messrs. Harris and. Moore were distributed in connection with the Merger in accordance with the terms of the applicable deferral elections (of which 30,000, 11,000, 13,437 and 13,437 were unvested as of December 31, 2013, respectively). The remaining deferred restricted stock units, 579,246 for Mr. Ginsburg and 275,000 for Mr. Nguyen (of which 294,497 and 91,666 were unvested as of December 31, 2013), respectively, would have been distributed upon later dates or events but instead were converted into Former Parent common shares in connection with the Merger as described above.

        Employee Stock Purchase Plan.    On January 30, 2014, there was a final purchase of Former Parent common stock under our Former Parent's 2006 Employee Stock Purchase Plan using all outstanding automatic payroll deductions for the offering period then underway. The plan was then terminated.

Post-Spin-Off Executive Stock Ownership and Retention Guidelines

        The Company has adopted Executive Stock Ownership Guidelines to require that our Section 16 executive officers and certain other senior executives each maintain a significant ownership position in our shares of common stock.

        Ownership Guidelines.    The Company's Section 16 executive officers and certain other executives will be expected to own our common stock based on the following applicable guidelines (the "Ownership Guidelines"):

Position	Ownership Guideline
Chief Executive Officer	Equity valuation equivalent to at least 5 times annual base salary
Chief Operating Officer & Chief Financial Officer	Equity valuation equivalent to at least 4 times annual base salary
Executive Vice President Sales & Operations & Other NEOs	Equity valuation equivalent to at least 3 times annual base salary
Other Senior Corporate Executives & CEO Reports	Equity valuation equivalent to at least 2 times annual base salary
Vice Presidents	Equity valuation equivalent to at least 1 times annual base salary

        Grace Period.    A subject employee will be allowed a grace period to meet the Ownership Guidelines in full. Subject employees who were subject to the Ownership Guidelines as of their adoption in May 2014 will have five years from February 7, 2014, to accumulate equity holdings with the applicable valuation. Each subject employee who becomes subject to the Ownership Guidelines thereafter will have five years from the date on which he or she first became subject to the Ownership Guidelines to accumulate equity holdings with the applicable valuation.

        Non-Compliance.    The Nominating & Governance Committee retains flexibility to exercise discretion in consideration of any non-compliance with the Ownership Guidelines, including the reduction of value of future grants under the Company's equity plans.

        Limitation on Sales by NEOs.    Named executive officers will limit any sales of shares of our common stock in any single calendar year to an amount that is not more than 20% of the total value of such person's equity holdings in the Company, except that sales of shares for the purpose of settling tax obligations will be permitted at any time.

Compensation Committee Report

        The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Company's proxy statement for the 2014 annual meeting of the Company's stockholders.

THE COMPENSATION COMMITTEE OF SIZMEK INC. (for the portions of the Report after February 7, 2014)
Xavier A. Gutierrez, Chairman
Stephen E. Recht
THE FORMER CHAIRMAN OF THE COMPENSATION COMMITTEE OF THE PREDECESSOR OF SIZMEK INC. (for the portions of the Report prior to February 7, 2014)
John R. Harris

Executive Compensation Tables

        The following tables contain compensation information for services in all capacities to our Former Parent for the periods shown for the NEOs. All of the information included in these tables reflects compensation earned by the individuals for services with our Former Parent. All references in the following tables to equity awards relate to awards granted by our Former Parent in regard to Former Parent common stock.

        The amounts and forms of compensation reported below do not necessarily reflect the compensation these persons will receive from us, which could be higher or lower, because historical compensation was determined by our Former Parent and future compensation levels will be determined based on the compensation policies, programs and procedures established by our Compensation Committee.

  2013 Summary Compensation Table

        The information included in the Summary Compensation Table below reflects compensation earned for service to our Former Parent during fiscal 2013 and 2012 by the NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Awards ($)	All Other Compensation ($)(2)	Total ($)
Neil H. Nguyen	2013	624,750	—	1,443,781	—	532,600	25,782	2,626,913
Chief Executive Officer and President(3)	2012	592,212	—	6,857,903	—	236,513	32,362	7,718,990
Craig Holmes	2013	350,000	—	493,871	—	126,420	9,618	979,909
Former Executive Vice President and Chief Financial Officer(4)	2012	72,692	—	577,800	—	37,625	1,010	651,502
Andy Ellenthal	2013	400,000	—	423,662	—	247,515	6,804	1,067,981
Executive Vice President—Global Sales(5)	2012	224,615	—	1,215,000	—	102,000	9,966	1,551,581
Sean Markowitz	2013	295,000	—	397,610	—	125,744	8,662	827,016
General Counsel and Corporate Secretary(6)	2012	94,134	96,250	213,325	—	—	3,658	311,117

(1)
Represents the grant date fair value of equity awards granted to the NEO by our Former Parent in the applicable fiscal year determined in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC Topic 718). See Note 12 to our Former Parent's Combined Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC for details as to the assumptions used to determine the fair value of stock awards. Amounts shown are based on the full grant date fair value of the entire award, regardless of vesting requirements. The performance objectives to which the vesting of the performance-based restricted stock unit awards granted during 2013 were subject were deemed probable of achievement as of the date of grant and no adjustment was made at that date to the fair value of such awards.

(2)
The following table contains a breakdown of the compensation and benefits included under All Other Compensation for the fiscal year ended December 31, 2013:

Name	401(k) Matching Contributions ($)	Health Insurance Benefits ($)	Automobile Allowance ($)	Total ($)
Neil H. Nguyen	4,375	9,407	12,000	25,782
Craig Holmes	4,098	5,520	—	9,618
Andy Ellenthal	2,985	3,819	—	6,804
Sean Markowitz	3,765	4,897	—	8,662

(3)
Effective January 1, 2012, Mr. Nguyen became our Former Parent's Chief Executive Officer and President.

(4)
Mr. Holmes joined our Former Parent on October 9, 2012 and assumed the role of Chief Financial Officer on November 9, 2012. Mr. Holmes' employment terminated on July 14, 2014.

(5)
Mr. Ellenthal joined our Former Parent on April 23, 2012.

(6)
Mr. Markowitz joined our Former Parent on August 21, 2012.

  2013 Grants of Plan-Based Awards

        The following table sets forth information regarding the grants by our Former Parent of annual performance-based cash incentive compensation and equity awards with respect to shares of Former Parent common stock to the NEOs during the fiscal year ended December 31, 2013. See "—Treatment of Outstanding Former Parent Equity Awards in Connection with the Spin-off" for details concerning the treatment of outstanding Former Parent equity incentive awards in connection with the spin-off and Merger. For more information about the accelerated vesting provisions that applied to these awards under the employment agreements between our Former Parent and the NEOs, please see "—Executive Employment Agreements" below.

									All Other Option Awards Number Of Shares of Stock or Option Units (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)		Exercise or Base Price of Value Awards (#)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Neil Nguyen	3/29/13	312,375	624,750	1,249,500	—	—	—	—	—	—	—
	3/29/13	—	—	—	84,444	168,666	168,666	—	—	—	1,082,836
	3/29/13	—	—	—	—	—	—	56,222	—	—	360,945
Craig Holmes	3/29/13	75,250	150,500	225,750	—	—	—	—	—	—	—
	3/29/13	—	—	—	19,231	38,463	38,463	—	—	—	246,932
	3/29/13	—	—	—	—	—	—	38,464	—	—	246,939
Andy Ellenthal	3/29/13	150,000	300,000	390,000	—	—	—	—	—	—	—
	3/29/13	—	—	—	16,497	32,995	32,995	—	—	—	211,828
	3/29/13	—	—	—	—	—	—	32,996	—	—	211,834
Sean Markowitz	3/29/13	73,750	147,500	221,250	—	—	—	—	—	—	—
	3/29/13	—	—	—	15,498	30,966	30,966	—	—	—	198,802
	3/29/13	—	—	—	—	—	—	30,967	—	—	198,808

(1)
Non-equity incentive plan awards consisted of annual performance-based incentives payable under our Former Parent's 2013 annual incentive program. For more information about our Former Parent's 2013 annual performance-based incentive program, please see "—2013 Executive Compensation Decisions—Annual Incentives" above.

(2)
These awards consisted of performance-based restricted stock unit awards. These performance-based restricted stock unit awards were scheduled to vest or be forfeited on each of the first three anniversaries of the date of grant based upon our Former Parent's performance relative to three performance objectives during each of the three fiscal years during the three-year performance period beginning on January 1, 2013, subject to earlier vesting upon certain terminations of employment as specified in the award agreement. For each fiscal year during the three-year performance period, up to one-third of the shares subject to the restricted stock unit award were eligible to vest based on performance relative to the performance objectives. Any unvested shares remaining at the end of the three-year performance period were eligible to vest if the cumulative three-year performance objectives established by the Former Parent Compensation Committee are achieved. The performance objectives were equally weighted among total Former Parent revenue growth, total online business revenue growth and total Adjusted EBITDA revenue growth. The number of shares that ultimately vested would depend upon the extent to which the performance measures were satisfied during the performance period, and may be fewer or greater than the number reported in the table. For more information about these awards, please see "—2013 Former Parent Executive Compensation Decisions—Long-Term Incentive Awards" above.

(3)
These awards consisted of time-based restricted stock unit awards. The restricted stock unit award was scheduled to vest in three equal installments on each of the first three anniversaries of the date of grant, provided that the executive continued to be employed by, or provided services to, our Former Parent through such vesting dates, subject to earlier vesting upon certain events as specified in the award agreement. These awards were subject to the additional condition that, in the event that the aggregate fair market value of the total number of shares subject to these time-based restricted stock unit awards exceeded (a) 1.25% of our Former Parent's Adjusted EBITDA for 2013, with respect to Mr. Nguyen or (b) .47% of our Former Parent's Adjusted EBITDA for 2013, with respect to each of Messrs. Holmes, Ellenthal and Markowitz, the total number of shares eligible for vesting under such restricted stock unit award would be automatically reduced and any excess shares subject to the restricted stock units would terminate automatically without any further action by our Former Parent and be forfeited without further notice and at no cost to our Former Parent. No adjustment was made to these awards as a result of this performance condition. For more information about these awards, please see "—2013 Former Parent Executive Compensation Decisions—Long-Term Incentive Awards" above.

(4)
Represents the grant date fair value of equity awards granted to the NEOs by our Former Parent determined in accordance with ASC Topic 718. See Note 12 to our Former Parent's Combined Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC for details as to the assumptions used to determine the fair value of equity awards. Amounts shown are based on the full grant date fair value of the entire award, regardless of vesting requirements. The performance objectives to which the vesting of the performance-based restricted stock unit awards granted during 2013 were subject were deemed probable of achievement as of the date of grant and no adjustment was made at that date to the fair value of such awards.

  Outstanding Equity Awards at Fiscal Year-End 2013

        The following table details unexercised Former Parent stock options and Former Parent restricted stock units that had not vested for each of the NEOs as of December 31, 2013. See "—Treatment of Outstanding Former Parent Equity Awards in Connection with the Spin-off" for details concerning the treatment of outstanding Former Parent equity incentive awards in connection with the spin-off and Merger. For more information about the accelerated vesting provisions that applied to these awards under the employment agreements between our Former Parent and the NEOs, please see "—Executive Employment Agreements" below.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock Awards That Have Not Vested (#)		Market Value of Shares of Stock Awards that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Neil H. Nguyen	200,000	—	14.14	12/23/2018	—		—	—		—
	—	—	—	—	11,000	(3)	140,140	—		—
	—	—	—	—	91,666	(4)	1,167,825	—		—
	—	—	—	—	141,548	(5)	1,803,322	—		—
	—	—	—	—	56,222	(6)	716,268	—		—
	—	—	—	—	—		—	168,666	(7)	2,148,805
Craig Holmes	—	—	—	—	20,000	(8)	254,800
	—	—	—	—	—		—	30,000	(9)	382,200
	—	—	—	—	38,464	(6)	490,031	—		—
	—	—	—	—	—		—	38,463	(7)	490,019
Andy Ellenthal	—	—	—	—	50,000	(10)	637,000
	—	—	—	—	32,996	(6)	420,369	—		—
	—	—	—	—	—		—	32,995	(7)	420,356
Sean Markowitz	—		—	—	11,667	(11)	148,638
	—	—	—	—	30,967	(6)	394,520	—		—
	—	—	—	—	—		—	30,966	(7)	394,507

(1)
Except as otherwise specified, all of the options had a term of ten years from the original date of grant. Options vested 25% on the first anniversary of the date of grant, and the remainder vested ratably over each of the 36 months thereafter, subject to earlier vesting upon certain events as specified in the form of award agreement or the NEO's employment agreement. For more information about these awards, please see "—2013 Former Parent Executive Compensation Decisions—Long-Term Incentive Awards" above.

(2)
Value was calculated using a value of our Former Parent's common stock of $12.74 per share, the closing price of our Former Parent's common stock on December 31, 2013, which was the last trading day of 2013.

(3)
These restricted stock unit awards vested in three equal installments on each of the first three anniversaries of the date of grant, which was March 29, 2011, provided that the executive continued to be employed by, or provides services to, our Former Parent through such vesting dates, subject to earlier vesting upon certain events as specified in the form of award agreement. 22,000 restricted stock units had already vested as of December 31, 2013 and are not reported in the table above, although delivery of the underlying shares had been deferred at the election of the executive. These awards were subject to the additional condition that, if the aggregate fair market value of the shares subject to the restricted stock unit award on December 31, 2011 exceeded 7% of our Former Parent's Adjusted EBITDA for the 2011 fiscal year, the number of shares subject to such award would be automatically reduced to conform to such limit. No adjustment was made to these awards as a result of this performance condition.

(4)
These restricted stock unit awards were scheduled to vest in three equal installments on each of December 31, 2012, 2013 and 2014, provided that the executive continued to be employed by, or provide services to, our Former Parent through such vesting dates, subject to earlier vesting upon certain events as specified in the award agreement. 183,334 restricted stock units had already vested as of December 31, 2013 and are not reflected in the table above, although delivery of the underlying shares had been deferred at the election of the executive.

(5)
These restricted stock unit awards were scheduled to vest in three equal installments on each of the first three anniversaries of the date of grant, which was March 29, 2012, provided that the executive continued to be employed by, or provide services to, our Former Parent through such vesting dates, subject to earlier vesting upon certain events as specified in the award agreement. These awards were subject to the additional condition that, if the aggregate fair market value of the shares subject to the restricted stock unit award on December 31, 2012 exceeded 8% of our Former Parent's Adjusted EBITDA for the 2012 fiscal year, the number of shares subject to such award would be automatically reduced to conform to such limit. No adjustment was made to these awards as a result of this performance condition.

(6)
These awards consisted of time-based restricted stock unit awards. The restricted stock unit award were scheduled to vest in three equal installments on each of the first three anniversaries of the date of grant, provided that the executive continued to be employed by, or provide services to, our Former Parent through such vesting dates, subject to earlier vesting upon certain events as specified in the award agreement. These awards were subject to the additional condition that, in the event that the aggregate fair market value of the total number of shares subject to these time-based restricted stock unit awards exceeded (a) 1.25% of our Former Parent's Adjusted EBITDA for 2013, with respect to Mr. Nguyen or (b) .47% of our Former Parent's Adjusted EBITDA for 2013, with respect to each of Messrs. Holmes, Ellenthal and Markowitz, the total number of shares eligible for vesting under such restricted stock unit award would be automatically reduced and any excess shares subject to the restricted stock units would terminate automatically without any further action by DG and be forfeited without further notice and at no cost to DG. No adjustment was made to these awards as a result of this performance condition. For more information about these awards, please see "—2013 Former Parent Executive Compensation Decisions—Long-Term Incentive Awards" above.

(7)
These awards consisted of performance-based restricted stock unit awards. These performance-based restricted stock unit awards were scheduled to vest or be forfeited on each of the first three anniversaries of the date of grant based upon our Former Parent's performance relative to three performance objectives during each of the three fiscal years during the three-year performance period beginning on January 1, 2013, subject to earlier vesting upon certain terminations of employment as specified in the award agreement. For each fiscal year during the three-year performance period, up to one-third of the shares subject to the restricted stock unit award were eligible to vest based on performance relative to the performance objectives. Any unvested shares remaining at the end of the three-year performance period were eligible to vest if the cumulative three-year performance objectives established by the Former Parent Compensation Committee are achieved. The performance objectives were equally weighted among total Former Parent revenue growth, total online business revenue growth and total Adjusted EBITDA revenue growth. The number of shares reflected above is the number of shares that were eligible to vest under these awards if the threshold level of performance relative to the performance objectives was attained during the performance period. The number of shares that ultimately vested would depend upon the extent to which the performance measures had been satisfied during the performance period, and may be fewer or greater than the number reported in the table. For more information about these awards, please see "—2013 Former Parent Executive Compensation Decisions—Long-Term Incentive Awards" above.

(8)
This restricted stock unit award was scheduled to vest in three equal installments on each of the first three anniversaries of the date of grant, which was November 21, 2012, provided that the executive continued to be employed by, or provide services to, our Former Parent through such vesting dates, subject to earlier vesting upon certain events as specified in the award agreement.

(9)
This restricted stock unit award was scheduled to vest at the end of a three year performance period to include 2013, 2014 and 2015, based on cumulative achievement of 8% annual EBITDA growth and subject to the executive's continued employment by, or services to, our Former Parent through the end of such performance period.

(10)
This restricted stock unit award was scheduled to vest in four equal installments of 25,000 each, the first of which occurred on July 30, 2012. The remainder will vest on each of April 30, 2013, April 30, 2014, and April 30, 2015, provided that the executive continued to be employed by, or provide services to, our Former Parent through such vesting dates, subject to earlier vesting upon certain events as specified in the award agreement.

(11)
This restricted stock unit award was scheduled to vest in three equal installments on the first three anniversaries of the date of grant, which was September 12, 2012, provided that the executive continued to be employed by, or provide services to, our Former Parent through such vesting dates, subject to earlier vesting upon certain events as specified in the award agreement.

  Option Exercises and Stock Vested

        The following table shows information regarding Former Parent option exercises by, and the vesting of Former Parent stock awards held by, the NEOs during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Neil H. Nguyen(2)	7,501	7,651	173,440	1,692,821
Craig Holmes	—	—	10,000	116,500
Andy Ellenthal	—	—	25,000	167,500
Sean Markowitz	—	—	5,833	75,946

(1)
This column represents the value as calculated by multiplying the closing market price of our Former Parent's common stock on the applicable vesting date by the number of shares vested (less, in the case of stock options, the applicable exercise price).

(2)
Mr. Nguyen vested in a total of 173,440 restricted stock units during the fiscal year ended December 31, 2013. Mr. Nguyen deferred 102,667 of his restricted stock unit awards that vested during the fiscal year ended December 31, 2013. These restricted stock units are noted in the table above for Mr. Nguyen and vested during the fiscal year ended December 31, 2013, but the underlying shares for these awards had not yet been delivered or acquired by Mr. Nguyen as of the end of the fiscal year ended December 31, 2013.

  Pension Benefits

        None of the NEOs were eligible to participate in a qualified or non-qualified defined benefit pension plan maintained by our Former Parent. We do not maintain any qualified or non-qualified defined benefit pension plans.

  Non-Qualified Deferred Compensation

        Mr. Nguyen was permitted to elect to defer payment of his Former Parent restricted stock unit awards. Deferral elections were generally required to be made prior to grant, however, or as otherwise required by the Internal Revenue Code. Deferred restricted stock units were paid in shares on a one for one basis. No additional earnings (either in the form of accrued dividends or dividend equivalents) were paid on deferred restricted stock units. Mr. Nguyen did not elect to defer payment of any restricted stock units granted during 2013. The following table sets forth information regarding the restricted stock units deferred by Mr. Nguyen during 2013 which otherwise would have vested during 2013, the aggregate earnings on such deferred restricted stock units, if any, during fiscal 2013 and the aggregate balance as of December 31, 2013. As described in the section titled "—Treatment of Outstanding Former Parent Equity Awards in Connection with the Spin-off," all outstanding deferral arrangements and the corresponding restricted stock units under our Former Parent's equity incentive plans were cancelled and converted into Former Parent common shares in connection with the spin-off and Merger.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY(3)
Neil H. Nguyen(4)	$1,238,458	—	$69,520	—	$2,615,955

(1)
The amount reported in this column represents the value of the shares underlying the deferred restricted stock unit award that vested on the relevant vesting date, calculated based on the closing price of our Former Parent's common stock on such date.

(2)
For the awards deferred by Mr. Nguyen that would otherwise have vested in March 2013, the amounts in this column represent the difference in the closing price of the shares of our Former Parent's common stock underlying the vested deferred restricted stock units on such vesting date ($6.42, the closing price on March 28, 2013, the last trading day prior to the vesting date, which was not a trading day), and the closing price on December 31, 2013, the last trading day of 2013 ($12.74). The amounts reported in this column are not reported as compensation in the Summary Compensation Table because the earnings are not above market or preferential.

(3)
In each case, the amounts in this column represent the value of shares of our Former Parent's common stock underlying the restricted stock units deferred by the executive valued at $12.74, the closing price of our Former Parent's common stock on December 31, 2013, the last trading day of 2013. See footnote 4 for a description of the portions of the amounts reported in this column that were reported in the Summary Compensation Table.

(4)
Mr. Nguyen elected to defer payment of 11,000 restricted stock units originally granted in March 2011 that vested in March 2013 until the earliest to occur of his separation from service, death, the occurrence of a change in control or March 2014. The grant date fair value attributable to this portion of the March 2011 award was $396,000 and was reported in the Summary Compensation Table. Mr. Nguyen elected to defer payment of 91,667 restricted stock units originally granted in January 2012 that vested in December 2013 until the earliest to occur of his separation from service, death, disability, the occurrence of a change in control or January 2015. The grant date fair value attributable to this portion of the January 2012 award was $1,555,583 and was reported in the Summary Compensation Table by our Former Parent.

  Former Parent Executive Employment Agreements

        Our Former Parent was a party to an employment agreement with each of the NEOs. These agreements entitled the executive officers to the severance benefits described below upon a termination of employment by our Former Parent without cause or by the executive officer for good reason, both of which are referred to below as a qualifying termination.

        In connection with the spin-off and Merger, each executive officer's employment agreement was terminated and paid the severance payments provided under the applicable agreement for a qualifying termination in connection with a change in control, as described below.

  Neil Nguyen

        Effective January 1, 2012, our Former Parent entered into an employment agreement with Mr. Nguyen, which agreement has an initial term of three years beginning January 1, 2012, and, subject to advance-notice termination provisions, renewed automatically for successive one-year terms. The employment agreement with Mr. Nguyen provided for an annual base salary ($624,750) and a target annual incentive equal to 100% of his then-applicable base salary. Under the employment agreement, upon a qualifying termination or if our Former Parent elected not to renew the agreement, Mr. Nguyen was entitled to his base salary through the remainder of the initial three-year term or for 12 months, whichever is greater. In addition, the agreement also provided that if the qualifying termination or non-renewal of the term occurs following a change in control, or in the event of Mr. Nguyen's death or his termination of employment by reason of his disability, Mr. Nguyen was entitled to receive the annual incentive which he would have been entitled to receive had he remained employed by our Former Parent for the entire year during which his termination occurs. Such annual incentive was determined by our Former Parent's Compensation Committee based on our Former Parent's performance for such year and in accordance with the terms of the applicable Former Parent incentive program for such year. All of the foregoing amounts were paid in a lump sum at the time of the closing of the Merger, in exchange for Mr. Nguyen's execution of a general release of claims, except that Mr. Nguyen agreed to reduce the cash portion of such payments by $500,000.

  Craig Holmes

        Effective November 6, 2012, our Former Parent entered into an employment agreement with Mr. Holmes that provided for an annual base salary ($350,000) and a target annual incentive equal to 43% of his then-applicable base salary. Under the employment agreement with Mr. Holmes, upon a qualifying termination or if our Former Parent elected not to renew the agreement, Mr. Holmes was entitled to receive severance equal to the sum of 12 months' base salary and a prorated portion of his annual incentive for the year in which the termination occurs. All of the foregoing amounts were paid in a lump sum at the time of the closing of the Merger in exchange for his execution of a general release of claims.

  Andy Ellenthal

        Effective April 30, 2012, our Former Parent entered into an employment agreement with Mr. Ellenthal that provided for an annual base salary ($400,000) and a target annual incentive equal to 75% of his then-applicable base salary. Under the employment agreement with Mr. Ellenthal, upon a qualifying termination, Mr. Ellenthal was entitled to receive severance equal to the sum of 12 months' base salary and a prorated portion of his target annual incentive for the year in which the termination occurs (or the full target incentive if the qualifying termination occurs after a change in control). All of the foregoing amounts were paid in a lump sum at the time of the closing of the Merger in exchange for his execution of a general release of claims.

  Sean Markowitz

        Effective July 8, 2013, our Former Parent entered into an amended and restated employment agreement with Mr. Markowitz that provided for an annual base salary ($295,000) and a target annual incentive equal to 50% of his then- applicable base salary. Under the employment agreement with Mr. Markowitz, upon a qualifying termination, Mr. Markowitz was entitled to receive severance equal to the sum of 12 months' base salary and a prorated portion of his target annual incentive for the year in which the termination occurs. All of the foregoing amounts were paid in a lump sum at the time of the closing of the Merger in exchange for his execution of a general release of claims.

  Potential Payments upon Termination of Employment with our Former Parent or Change in Control of our Former Parent

        The information below describes and quantifies certain compensation that would have been payable by our Former Parent to each NEO under the employment agreements, plans and arrangements in place at our Former Parent if the NEO's employment had terminated, or a change in control had occurred, on December 31, 2013, given the NEO's compensation and service levels as of such date and, if applicable, based on our Former Parent's closing stock price on that date. These benefits were in addition to benefits available generally to salaried employees upon a termination of employment, such as payment of accrued but unpaid base salary and vacation pay and distributions under DG's 401(k) plan (assuming the executive participated in the plan).

        As discussed above in the section titled "—Former Parent Employment Agreements," each executive officer's employment agreement was terminated at the time of the Merger and each was paid the severance payments provided under the applicable agreement in a lump sum at the time of the closing of the Merger, regardless of whether the employment agreement provided for other payment timing. In addition, Mr. Nguyen agreed to a reduction of $500,000 in the amount payable to him under his employment agreement in connection with the termination of such agreement in connection with the Merger. As described in the section titled "—Treatment of Outstanding Former Parent Equity Awards in Connection with the Spin-off," all stock options and restricted stock units outstanding under our Former Parent's equity incentive plans vested in full and were settled for shares of our Former Parent's common stock two business days prior the closing of the Merger (and such shares received the redemption and merger consideration upon the closing of the spin-off and Merger). This treatment applied to all equity awards held by the NEOs regardless of the terms of their employment agreements.

  Neil H. Nguyen

        The following table summarizes the potential payments to Mr. Nguyen assuming his employment with our Former Parent was terminated or a change in control occurred on December 31, 2013.

Benefits and Payments	Change in Control(1)	Termination upon Death or Disability(2)	Termination by our Former Parent without Cause or by Mr. Nguyen for Good Reason(1)
Base Salary	$624,750	$—	$624,750
Annual Incentive	$624,750	$624,750	$—
Acceleration of Vesting of Equity Awards:
Number of Restricted Stock Units	469,102	469,102	102,667
Value(3)	$5,976,359	$5,976,359	$1,307,978

Total	$7,225,859	$6,601,109	$1,932,728

(1)
The "Change in Control" column reflects the base salary, annual incentive and equity award acceleration that would be paid or earned by Mr. Nguyen in the event of his involuntary termination of employment by our Former Parent without cause or his voluntary termination of employment for good reason following a change in control, assuming such termination and change in control occurred on December 31, 2013. Pursuant to the employment agreement between our

  Former Parent and Mr. Nguyen which became effective January 1, 2012, as described above, if Mr. Nguyen's employment was terminated prior to the end of the employment term by our Former Parent other than for cause or by Mr. Nguyen for good reason, he was entitled to (a) his base salary from the date of termination through the remaining term of the agreement, at the rate of salary in effect on the date of termination, with 12 months of his base salary payable over the severance period in accordance with our Former Parent's then standard payroll practices and the remainder payable in a lump sum payment, plus (b) in the event such termination occurs following a change in control, the annual incentive which he would have been entitled to receive had he remained employed by our Former Parent for the entire year during which his termination occurred, which annual incentive would be determined by the Former Parent Compensation Committee based on our Former Parent's performance for such year and in accordance with the terms of the applicable incentive program for such year, payable in a lump sum payment. For purposes of the foregoing table, Mr. Nguyen's 2013 annual incentive was assumed to be paid at the targeted amount. In addition, 11,000 of Mr. Nguyen's outstanding unvested restricted stock units as of December 31, 2013 would vest upon the occurrence of a change in control (without regard to whether Mr. Nguyen's employment is terminated thereafter) and the remainder of Mr. Nguyen's outstanding unvested restricted stock units as of December 31, 2013 would vest in the event of his involuntary termination of employment by our Former Parent without cause or his voluntary termination of employment for good reason following a change in control. Because the "Change in Control" column assumes Mr. Nguyen's involuntary termination of employment by our Former Parent without cause or his voluntary termination of employment for good reason following a change in control, with such termination and change in control occurring on December 31, 2013, the accelerated vesting of all of his outstanding restricted stock units as of such date is reflected in this column.

(2)
In the event of Mr. Nguyen's death or his termination of employment by reason of his disability during the employment term under his employment agreement, he would have been entitled to receive the annual incentive amount as described in clause (b) of footnote 1 above. For purposes of the foregoing table, Mr. Nguyen's 2013 annual incentive was assumed to be paid at the targeted amount. All of Mr. Nguyen's outstanding unvested restricted stock units would also have vested in the event of his death or his termination of employment by reason of his disability.

(3)
Value upon acceleration is calculated using a value of our Former Parent's common stock of $12.74 per share, the closing price of our Former Parent's common stock on December 31, 2013.

  Craig Holmes

        The following table summarizes the potential payments to Mr. Holmes assuming his employment with our Former Parent was terminated or a change in control occurred on December 31, 2013.

Benefits and Payments	Termination by our Former Parent without Cause or by Mr. Holmes for Good Reason(1)	Termination upon Death or Disability(2)	Termination by our Former Parent without Cause or by Mr. Holmes for Good Reason Following a Change in Control(3)
Base Salary(4)	$350,000	—	$350,000
Annual Incentive(4)	$150,500	—	$150,500
Accelerated Vesting of Equity Awards:
Number of Restricted Stock Units	—	76,927	126,927
Value(5)	—	$980,050	$1,617,050

Total	$500,500	$980,050	$2,117,550

(1)
Reflects the base salary and annual incentive that would have been paid to or earned by Mr. Holmes in the event of his involuntary termination of employment by our Former Parent without cause, his voluntary termination of employment for good reason, or the expiration of his employment agreement following notice of nonrenewal by our Former Parent, assuming such termination occurred on December 31, 2013, and was not following a change in control.

(2)
In the event of Mr. Holmes' death or his termination of employment by reason of his disability, the restricted stock units granted to him in March 2013 would have vested.

(3)
Reflects the base salary, annual incentive and equity award acceleration that would have been paid to or earned by Mr. Holmes in the event of his involuntary termination of employment by our Former Parent without cause, his voluntary termination of employment for good reason, or the expiration of his employment agreement following notice of nonrenewal by our Former Parent, in each case following a change in control, assuming such termination and change in control occurred on December 31, 2013.

(4)
Pursuant to the employment agreement between our Former Parent and Mr. Holmes which became effective November 6, 2012, as described above, if Mr. Holmes's employment was terminated by our Former Parent without cause, by Mr. Holmes for good reason, or upon the expiration of his employment agreement following notice of nonrenewal by our Former Parent, he was entitled to severance equal to the sum of (a) 12 months' salary at the rate in effect at the date of termination, payable in accordance with our Former Parent's standard payroll practices over the 12-month period following his date of termination, with the first installment (which would include all unpaid amounts accrued from the date of termination) to be paid on the date that is 60 days following his date of termination, and (b) his annual annual incentive for the year in which the termination occurred, prorated for the portion of such year that elapsed prior to the date of Mr. Holmes' termination of employment, payable in a lump sum payment on the date on which annual incentives for the calendar year in which his termination occurs are paid to our Former Parent's executive officers generally, but in all events between January 1 and March 15 of the calendar year following the calendar year in which the termination occurs. For purposes of the foregoing table, Mr. Holmes's 2013 annual incentive was assumed to be paid at the targeted amount.

(5)
Value upon acceleration was calculated using a value of our Former Parent's common stock of $12.74 per share, the closing price of our Former Parent's common stock on December 31, 2013.

  Andy Ellenthal

        The following table summarizes the potential payments to Mr. Ellenthal assuming his employment with our Former Parent was terminated or a change in control occurred on December 31, 2013.

Benefits and Payments	Termination by our Former Parent without Cause or by Mr. Ellenthal for Good Reason(1)	Termination upon Death or Disability(2)	Termination by our Former Parent without Cause or by Mr. Ellenthal for Good Reason Following a Change in Control(3)
Base Salary(4)	$400,000	—	$400,000
Annual Incentive(4)	$300,000	—	$300,000
Accelerated Vesting of Equity Awards:
Number of Restricted Stock Units	50,000	65,991	115,991
Value(5)	$637,000	$840,725	$1,477,725

Total	$1,337,000	$840,725	$2,177,725

(1)
Reflects the base salary and annual incentive that would be paid to or earned by Mr. Ellenthal in the event of his involuntary termination of employment by DG without cause, his voluntary termination of employment for good reason, assuming such termination occurred on December 31, 2013, and was not following a change in control.

(2)
In the event of Mr. Ellenthal's death or his termination of employment by reason of his disability, the restricted stock units granted to him in March 2013 will vest.

(3)
Reflects the base salary, annual incentive and equity award acceleration that would be paid to or earned by Mr. Ellenthal in the event of his involuntary termination of employment by DG without cause, his voluntary termination of employment for good reason, in each case following a change in control, assuming such termination and change in control occurred on December 31, 2013.

(4)
Pursuant to the employment agreement between DG and Mr. Ellenthal which became effective April 30, 2012, as described above, if Mr. Ellenthal's employment is terminated by DG without cause, by Mr. Ellenthal for good reason, he is entitled to severance equal to the sum of (a) 12 months' salary at the rate in effect at the date of termination, payable in accordance with DG's standard payroll practices over the 12-month period following his date of termination, with the first installment (which will include all unpaid amounts accrued from the date of termination) to be paid on the date that is 60 days following his date of termination, and (b) his annual incentive for the year in which the termination occurred, prorated for the portion of such year that elapsed prior to the date of Mr. Ellenthal's termination of employment. In the event Mr. Ellenthal's employment is terminated without cause or resignation for good reason occurs following a Change in Control, such annual incentive will not be pro-rated. All amounts will be payable in equal bi-weekly installments over a period of 12 months following the date of termination in accordance with DG's regular payroll pay practices. For purposes of the foregoing table, Mr. Ellenthal's 2013 annual incentive is assumed to be paid at the targeted amount.

(5)
Value upon acceleration is calculated using a value of DG common stock of $12.74 per share, the closing price of DG's common stock on December 31, 2013.

  Sean Markowitz

        The following table summarizes the potential payments to Mr. Markowitz assuming his employment with our Former Parent was terminated or a change in control occurred on December 31, 2013.

Benefits and Payments	Termination by our Former Parent without Cause or by Mr. Markowitz for Good Reason(1)	Termination upon Death or Disability(2)	Termination by our Former Parent without Cause or by Mr. Markowitz for Good Reason Following a Change in Control(3)
Base Salary(4)	$295,000	—	$295,000
Annual Incentive(4)	$147,500	—	$147,500
Accelerated Vesting of Equity Awards:
Number of Restricted Stock Units	—	61,933	73,600
Value(5)	—	$789,026	$937,664

Total	$442,500	$789,026	$1,380,164

(1)
Reflects the base salary and annual incentive that would have been paid to or earned by Mr. Markowitz in the event of his involuntary termination of employment by our Former Parent without cause or his voluntary termination of employment for good reason, assuming such termination occurred on December 31, 2013, and was not following a change in control.

(2)
In the event of Mr. Markowitz' death or his termination of employment by reason of his disability, the restricted stock units granted to him in March 2013 would have vested.

(3)
Reflects the base salary, annual incentive and equity award acceleration that would have been paid to or earned by Mr. Markowitz in the event of his involuntary termination of employment by our Former Parent without cause or his voluntary termination of employment for good reason, in each case following a change in control, assuming such termination and change in control occurred on December 31, 2013.

(4)
Pursuant to the employment agreement between our Former Parent and Mr. Markowitz which became effective July 8, 2013, as described above, if Mr. Markowitz's employment was terminated by our Former Parent without cause or by Mr. Markowitz for good reason, he is entitled to severance equal to the sum of (a) 12 months' salary at the rate in effect at the date of termination, and (b) his annual incentive for the year in which the termination occurred, prorated for the portion of such year that elapsed prior to the date of Mr. Markowitz's termination of employment, payable in accordance with our Former Parent's standard payroll practices over the 12-month period following his date of termination, with the first installment (which would include all unpaid amounts accrued from the date of termination) to be paid on the date that is 60 days following his date of termination. For purposes of the foregoing table, Mr. Markowitz's 2013 annual incentive was assumed to be paid at the targeted amount.

(5)
Value upon acceleration is calculated using a value of our Former Parent's common stock of $12.74 per share, the closing price of our Former Parent's common stock on December 31, 2013.

  Director Compensation Policy and Other Payments

        None of our non-employee directors received any compensation from us during 2013. Mr. Nguyen is not paid any fees or other compensation for services as a member of our Board of Directors or of any committee of our Board of Directors.

        Pursuant to our director compensation policy for 2014, each non-employee director receives an annual cash retainer of $30,000. The independent chairman of our Board of Directors also receives an additional annual retainer of $70,000 ($20,000 in cash, and a restricted stock unit award for a number of shares determined by dividing $50,000 by the trailing 20-trading day volume weighted average price of our common stock as reported on the NASDAQ Global Select Market). In addition, the chairman of each committee receives an additional annual cash retainer as follows:

Audit Committee Chairman Retainer	$20,000
Compensation Committee Chairman Retainer	$15,000
Nominating Committee Chairman Retainer	$10,000

        We also reimburse expenses incurred in attending meetings.

        In March, 2014, each non-employee director also received an annual restricted stock unit award for a number of shares determined by dividing $115,000 by the trailing 20-trading day volume weighted average price of our common stock as reported on the NASDAQ Global Select Market. These annual awards will vest on the first anniversary of the date of grant. In addition, all of these awards will vest in the event of a change of control.

Risk Assessment of Compensation Program

        In March 2014, management assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are reasonably likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, short-term incentive compensation and long-term incentive compensation. Management's risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to our Compensation Committee. Prior to the spin-off, during 2013, a similar review was conducted by our Former Parent's management and, following the assessment, our Former Parent's management determined that the pre-spin-off Former Parent compensation programs did not create risks that were reasonably likely to have a material adverse effect on our Former Parent and reported the results of the assessment to our Former Parent's Compensation Committee.

Compensation Committee Interlocks and Insider Participation

        The current members of the Compensation Committee are Messrs. Gutierrez (Chairman) and Recht. All current members of the Compensation Committee are "independent directors" as defined under the NASDAQ Marketplace Rules. None of these individuals were at any time during 2013, or at any other time, an officer or employee of the Company.

        No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the beneficial ownership of Sizmek's common stock as of September 30, 2014, except as noted, by (1) each person known by us to be a beneficial owner of 5% or more of Sizmek's outstanding common stock, (2) each of Sizmek's directors and named executive officers and (3) all of Sizmek's directors and executive officers of Sizmek as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

        The percentage ownership is based upon 30,398,505 shares of common stock outstanding as of September 30, 2014.

        For purposes of the table below, we deem shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days of September 30, 2014 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned as of September 30, 2014(1)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Scott K. Ginsburg(2)	3,324,958	10.9%
Moon Doggie Family Partnership
Neil H. Nguyen	719,470	2.4%
Andy Ellenthal	103,698	*
Sean N. Markowitz	42,793	*
Cecil H. Moore Jr.	23,205	*
John R. Harris	20,705	*
Xavier A. Gutierrez	10	*
Adam Klein	0	*
Stephen E. Recht	0	*
Kenneth J. Saunders	0	*
Alex Meruelo Living Trust	4,023,570	13.2%
9550 Firestone Blvd, Suite 105
Downey, CA 90241
BlackRock Fund Advisors	2,049,718	6.7%
400 Howard Street
San Francisco, CA 94105
All directors and executive officers as a group (10 persons)	4,234,839	13.9%

*
Less than 1% of the Company's common stock.

(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of each beneficial owner listed is 401 Park Avenue South, 5th Floor, New York, NY 10016.

(2)
Includes 3,022,446 shares held of record by Scott K. Ginsburg, 1,660 shares held as parent/guardian of minors and 300,852 shares held in the name of Moon Doggie Family Partnership, L.P. (Scott K. Ginsburg is the sole general partner of Moon Doggie Family Partnership, L.P.).

 EQUITY COMPENSATION PLAN INFORMATION

        The Company did not have any outstanding shares issued under a Company equity compensation plan as of December 31, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

        Our Audit Committee reviews and approves in advance all related party transactions in accordance with its written Charter in order to determine whether or not the proposed transaction is fair to, and in the best interests of the Company. None of the Company's directors or executive officers (1) has entered into any transaction or series of similar transactions with the Company, (2) has any relationship, or has had any relationship with the Company, or (3) has outstanding indebtedness to the Company, which (in any case) requires disclosure under Item 404 of the SEC's Regulation S-K.

        The information required by Item 407(a) of Regulation S-K relating to director independence is found above in "Directors, Executive Officers and Corporate Governance—Board Composition and Director Independence."

Director Independence

        The Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of Messrs. Harris, Moore, Gutierrez, Ginsburg, Klein, and Recht is independent from our management, and is an "independent director" as defined under the NASDAQ Marketplace Rules. This means that none of those directors (1) is an officer or employee of the Company or any of our subsidiaries or (2) has any direct or indirect relationship with us that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. As a result, the Company has a majority of independent directors as required by the NASDAQ Marketplace Rules.

AUDIT COMMITTEE REPORT

        Our audit committee of the board of directors is comprised of three directors and operates under a written charter adopted by the board of directors. All members of our audit committee meet the independence standards established by the board of directors and the NASDAQ and promulgated by the Securities and Exchange Commission or "SEC" under the Sarbanes-Oxley Act of 2002. One member of our audit committee meets the audit committee financial expert requirements under the applicable SEC rules. The audit committee charter is available on our website at www.sizmek.com under the corporate governance section, and our audit committee reviews the adequacy of and compliance with such charter annually.

        Our management is responsible for, among other things, preparing our Sizmek Inc. (a carve-out of Digital Generation, Inc.) combined financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP") and establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)). Our independent registered public accounting firm is responsible for auditing our combined financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and for expressing an opinion on the conformity of the financial statements with GAAP.

        Our audit committee assists the board of directors in fulfilling its responsibility to oversee management's implementation of our financial reporting process and the audits of our combined financial statements. Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. As part of fulfilling this responsibility, our audit committee engages in an annual evaluation of, among other things, the firm's qualifications, competence, integrity, expertise, performance, independence and communications with the committee (including these factors as they relate specifically to the firm's lead audit engagement partner), and whether the current firm should be retained for the upcoming year's audit. Our audit committee discusses with our independent registered public accounting firm the overall scope and plans for the audits they will perform, and we meet with the firm throughout the year, both with and without management being present, to monitor the firm's execution of and results obtained from their audits. Our audit committee performs other activities throughout the year, in accordance with the responsibilities of the audit committee specified in the audit committee charter.

        In its oversight role, our audit committee reviewed and discussed our audited combined financial statements with management and with Ernst & Young ("EY"), our independent registered public accounting firm for 2013. Management and EY indicated that our combined financial statements as of and for the year ended December 31, 2013 were fairly stated in accordance with GAAP. Our audit committee discussed with EY and management the significant accounting policies used and significant estimates made by management in the preparation of our audited combined financial statements, and the overall quality of management's financial reporting process. Our audit committee and EY also discussed any issues deemed significant by EY or the committee, including the matters required to be discussed pursuant to the auditing standards of the PCAOB, the rules of the SEC, and other applicable regulations. EY has provided to our audit committee written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and our audit committee discussed with EY the firm's independence. Our audit committee also concluded that EY's provision of other permitted non-audit services to us and our related entities is compatible with EY's independence.

        Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited combined financial statements be included in our 2013 Annual Report on Form 10-K for filing with the SEC.

        Members of our audit committee of the board of directors respectfully submit the foregoing report.

Cecil H. Moore, Jr., Chairman Adam Klein Stephen E. Recht

PRINCIPAL ACCOUNTING FEES AND SERVICES

  Independent Registered Public Accounting Firm Fees

        The following is a summary of the fees billed to the Company by the principal accountant for professional services rendered for the years ended December 31, 2013 and 2012:

	Years Ended December 31,
	2013	2012
Audit Fees	$280,000	$—
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$280,000	$—

        Aggregate fees billed to the Company for the year ended December 31, 2013 represent fees billed by Ernst & Young LLP and related affiliates ("EY") following Sizmek's spin-off from DG on

February 7, 2014. Prior to the spin-off, DG paid all audit, audit-related, tax and other fees. DG paid EY fees of $700,000 in connection with the audit of the combined financial statements of Sizmek Inc. for the three years ended December 31, 2012. As a result, the amounts reported above are not necessarily representative of the fees the Company expects to pay for audit services in future years.

Attendance of Auditors at Annual Meeting

        Representatives of our independent registered public accounting firm are not expected to be present at the Annual Meeting.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Company's Independent Registered Public Accounting Firm

        Consistent with the policies of the SEC regarding auditor independence, the Audit Committee has the responsibility, pursuant to its written Charter, for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee's policy is to approve all audit and non-audit services provided by our independent registered public accounting firm prior to the commencement of the services using a combination of pre-approvals for certain engagements up to predetermined dollar thresholds in accordance with the pre-approval policy and specific approvals for certain engagements on a case-by-case basis. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve between committee meetings those services that have not already been pre-approved by the Committee. The Chair is required to report any such pre-approval decisions to the full Committee at its next scheduled meeting.

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as independent registered public accountants of the Company for 2014.

        Kost Forer Gabbay & Kasierer has been the Company's independent registered public accountant since April 10, 2014. Although ratification is not required by the Company's Bylaws, the Board of Directors is submitting the selection of Kost Forer Gabbay & Kasierer to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KOST FORER GABBAY & KASIERER, A MEMBER OF ERNST & YOUNG GLOBAL, AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF THE COMPANY FOR 2014 AS DISCLOSED IN THIS PROXY STATEMENT.

 STOCKHOLDERS' PROPOSALS

        Proposals from stockholders for the 2015 Annual Meeting must be received by the Company at its offices at 401 Park Avenue South, 5th Floor, New York, NY 10016 not less than 120 calendar days before the date of the first anniversary of the Company's proxy statement released to shareholders for the 2014 Annual Meeting or otherwise in accordance with the requirements of Rule 14a-8.

OTHER BUSINESS

        Under the Company's Bylaws, for other business to be properly brought before the 2015 Annual Meeting a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year's annual meeting or, in certain circumstances, 10 days following the day on which public disclosure of the date of the annual meeting was first made.

AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, such reports, proxy statements and other information are available from the EDGAR filings obtained through the SEC's website http://www.sec.gov.

OTHER MATTERS

        The Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares represented by the proxies in accordance with their best judgment and Rule 14a-4 under the Exchange Act.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

        The U.S. Securities and Exchange Commission's rules permit the Company to deliver a single set of Annual Meeting materials to one address shared by two or more of the Company's stockholders. The Company has delivered only one Proxy Statement and Annual Report to multiple stockholders who share an address, unless the Company received contrary instructions from the affected stockholders prior to the mailing date. The Company will promptly deliver, upon written or oral request, a separate copy of the Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Proxy Statement or Annual Report, contact the Company at (212) 402-8700 or in writing at 401 Park Avenue South, 5th Floor, New York, NY 10016. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and annual reports for your household, please contact the Company at the above phone number or address.

By Order of the Board of Directors,

Sean N. Markowitz Corporate Secretary

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SIZMEK INC. M79043-P56489 ! ! ! ! ! ! ! ! ! ! ! For All Withhold All For All Except Yes No For Against Abstain For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. SIZMEK INC. 401 PARK AVENUE SOUTH, 5TH FLOOR NEW YORK, NY 10016 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 2. To approve, by non-binding advisory vote, the compensation of the named executive offi cers of the Company. 3. To approve, by non-binding advisory vote, the frequency of holding future advisory votes on executive compensation. 4. To ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as independent registered public accountants of the Company for 2014. 01) Scott K. Ginsburg 02) Xavier A. Gutierrez 03) John R. Harris 04) Adam Klein 05) Cecil H. Moore Jr. 06) Neil H. Nguyen 07) Stephen E. Recht 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends that you vote FOR proposal 2. The Board of Directors recommends that you vote “EVERY YEAR” for proposal 3. The Board of Directors recommends that you vote FOR proposal 4. EVERY THREE YEARS EVERY TWO YEARS EVERY YEAR ABSTAIN ! ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fi duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized offi cer. Please indicate if you plan to attend this meeting.

M79044-P56489 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. SIZMEK INC. Four Seasons Hotel Austin 98 San Jacinto Blvd Austin, TX 78701 This proxy is solicited on behalf of the Sizmek Inc. Board of Directors for the Annual Meeting on November 11, 2014 The undersigned hereby appoints Neil Nguyen and/or Sean Markowitz, proxies with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all of the shares of the undersigned in Sizmek Inc. at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel Austin, 98 San Jacinto Blvd, Austin, TX 78701 at 10:00 a.m. local time on November 11, 2014, and any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the Annual Meeting, including that matters described in the proxy statement furnished with the proxy card, subject to any directions indicated on the other side of the proxy card. If no directions are given, the proxies will vote FOR the election of all nominees under proposal 1, FOR proposal 2, for EVERY YEAR for proposal 3 and FOR proposal 4. In the event that any other matters may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) thereof, the proxies are authorized, at their discretion, to vote the matter. Please sign on the other side of the proxy card and return it promptly using the enclosed reply envelope. Continued and to be signed on the reverse side

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VOTING RIGHTS AND SOLICITATION OF PROXIES
PROPOSAL ONE: ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR THE BOARD OF DIRECTORS.
PROPOSAL TWO: ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION
PROPOSAL THREE: ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
EQUITY COMPENSATION PLAN INFORMATION
AUDIT COMMITTEE REPORT
PRINCIPAL ACCOUNTING FEES AND SERVICES
PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
STOCKHOLDERS' PROPOSALS
OTHER BUSINESS
AVAILABLE INFORMATION
OTHER MATTERS
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS